Execution Copy

CREDIT AND SECURITY AGREEMENT

Dated as of June 14, 2006

among

FIRST LOOK SPV LLC
as Borrower,

THE LENDERS PARTY HERETO

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Collateral Agent

and

MERRILL LYNCH BANK USA

as Administrative Agent

TABLE OF CONTENTS

1.	DEFINITIONS SECTION 1.1. Defined Terms SECTION 1.2. Computation of Time Periods SECTION 1.3. Accounting Terms / Ratios SECTION 1.4. Rules of Construction	1 1 19 19 19

2.	THE LOANS

SECTION 2.1. Loans

SECTION 2.2. Making of Loans

SECTION 2.3. Notes

SECTION 2.4. Interest on Notes

SECTION 2.5. Commitment Fees and Other Fees

SECTION 2.6. Optional Termination or Reduction of Commitments

SECTION 2.7. Voluntary and Mandatory Prepayment of Loans; Reimbursement of Lenders

SECTION 2.8. Increased Costs

SECTION 2.9. Manner of Payments

SECTION 2.10. Taxes	19 19 20 21 21 22 22 22 24 25 25

3.	COLLECTION ACCOUNT; SETTLEMENT PROCEDURES SECTION 3.1. Accounts SECTION 3.2. Priority of Payments SECTION 3.3. Withdrawals from Liquidity Reserve Account SECTION 3.4. Payment Rescission	26 26 28 29 29

4.	REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SECTION 4.1. Existence and Power

SECTION 4.2. Authority and No Violation

SECTION 4.3. Governmental Approval

SECTION 4.4. Binding Agreements

SECTION 4.5. Fictitious Names

SECTION 4.6. Title to Properties

SECTION 4.7. Sufficient Rights under Copyright

SECTION 4.8. Security Interest

SECTION 4.9. Filings

SECTION 4.10. Places of Business

SECTION 4.11. Litigation

SECTION 4.12. Federal Reserve Regulations

SECTION 4.13. Investment Company Act

SECTION 4.14. Taxes

SECTION 4.15. ERISA

SECTION 4.16. Compliance with Laws

SECTION 4.17. Subsidiaries	30 30 30 30 31 31 31 31 31 32 32 32 32 32 33 33 33 33

5.	CONDITIONS OF LENDING SECTION 5.1. Conditions Precedent to Closing SECTION 5.2. Conditions Precedent to Each Loan	33 33 33

6.	AFFIRMATIVE COVENANTS

SECTION 6.1. Financial Statements and Reports

SECTION 6.2. Corporate Existence; Compliance with Laws

SECTION 6.3. Maintenance of Properties

SECTION 6.4. Notice of Material Events

SECTION 6.5. Copyrights and Trademarks

SECTION 6.6. Books and Records, Examination

SECTION 6.7. Third Party Audit Rights

SECTION 6.8. Observance of Agreements

SECTION 6.9. Taxes and Charges; Indebtedness in Ordinary Course of Business

SECTION 6.10. Liens

SECTION 6.11. Further Assurances; Security Interests

SECTION 6.12. Performance of Obligations

SECTION 6.13. Financial Covenants	34 34 35 36 36 37 37 37 38 38 38 38 39 39

7.	NEGATIVE COVENANTS

SECTION 7.1. Limitations on Indebtedness

SECTION 7.2. Limitations on Liens

SECTION 7.3. Limitations on Investments

SECTION 7.4. Distributions

SECTION 7.5. Consolidation, Merger or Sale of Assets, etc.

SECTION 7.6. Sale of Receivables

SECTION 7.7. Subsidiaries

SECTION 7.8. Places of Business; Change of Name, Jurisdiction

SECTION 7.9. Limitations on Capital Expenditures

SECTION 7.10. Transactions with Affiliates

SECTION 7.11. Business Activities

SECTION 7.12. Bank Accounts

SECTION 7.13. ERISA Compliance

SECTION 7.14. Use of Proceeds of Loans

SECTION 7.15. No Negative Pledge	40 40 40 41 41 41 41 41 41 41 42 42 42 42 42 42

8.	EVENTS OF DEFAULT	42

9.	GRANT OF SECURITY INTEREST; REMEDIES

SECTION 9.1. Security Interests

SECTION 9.2. Use of Collateral

SECTION 9.3. Collections, etc.

SECTION 9.4. Possession, Sale of Collateral, Unique Nature of Collateral

SECTION 9.5. Application of Proceeds after Event of Default

SECTION 9.6. Power of Attorney

SECTION 9.7. Financing Statements, Direct Payments

SECTION 9.8. Further Assurances

SECTION 9.9. Termination and Release

SECTION 9.10. Remedies Not Exclusive

SECTION 9.11. Continuation and Reinstatement	44 44 44 44 45 46 46 47 47 47 47 48

10.	THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 10.1. Authorization and Action of the Collateral Agent

SECTION 10.2. Authorization and Action of the Administrative Agent

SECTION 10.3. Agents' Reliance, Etc.

SECTION 10.4. Agents and Affiliates

SECTION 10.5. Lenders Credit Decision

SECTION 10.6. Successor Collateral Agent

SECTION 10.7. Successor Administrative Agent

SECTION 10.8. Indemnification	48 48 48 48 49 49 50 50 50

11.	MISCELLANEOUS

SECTION 11.1. Notices

SECTION 11.2. Survival of Representations and Warranties, etc.

SECTION 11.3. Assignment

SECTION 11.4. Indemnity

SECTION 11.5. CHOICE OF LAW

SECTION 11.6. WAIVER OF JURY TRIAL

SECTION 11.7. WAIVER WITH RESPECT TO DAMAGES

SECTION 11.8. No Waiver

SECTION 11.9. Amendments, etc.

SECTION 11.10. Severability

SECTION 11.11. Headings

SECTION 11.12. Execution in Counterparts

SECTION 11.13. USA Patriot Act

SECTION 11.14. Entire Agreement

SECTION 11.15. Confidentiality	51 51 52 52 54 55 55 56 56 56 57 57 57 58 58 58

Schedules

Schedule I Schedule II Schedule III Schedule IV Schedule V	Excluded Obligors Eligible Library Titles Commitments and Lenders Closing List Approved Accounts

Exhibits

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E-1 Exhibit E-2 Exhibit F Exhibit G	Form of Account Control Agreement
Form of Assignment and Assumption
Form of Borrowing Notice
Chain of Title Requirements
Form of Copyright Security Agreement
Form of Copyright Security Agreement Supplement
Form of Monthly Report
Form of Note

           CREDIT AND SECURITY AGREEMENT dated as of June 14, 2006 (as amended, supplemented or otherwise modified, renewed or replaced from time to time, the "Credit Agreement") among (i) FIRST LOOK SPV LLC, a Delaware limited liability company (the "Borrower"), (ii) the LENDERS referred to herein, (iii) MERRILL LYNCH BANK USA ("Merrill Lynch"), as administrative agent for the Lenders (the "Administrative Agent") and (iv) WELLS FARGO BANK, NATIONAL ASSOCIATION ("Wells Fargo"), as collateral agent for the Secured Parties (the "Collateral Agent").

WITNESSETH:

           WHEREAS, the Borrower has requested that the Lenders make a credit facility available to the Borrower up to the Maximum Facility Amount;

           WHEREAS, the Lenders are willing to make such credit facility available upon and subject to the terms and conditions hereinafter set forth;

           WHEREAS, the Lenders and the Borrower wish to designate Wells Fargo as the Collateral Agent hereunder, and Wells Fargo is willing to assume the obligations of the Collateral Agent as set forth herein; and

           WHEREAS, the Lenders and the Borrower wish to designate Merrill Lynch as the Administrative Agent hereunder, and Merrill Lynch is willing to assume the obligations of the Administrative Agent as set forth herein.

           NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.      DEFINITIONS

                SECTION 1.1. Defined Terms. As used in this Credit Agreement (including the preamble and recitals), the following terms shall have the respective meanings set forth below:

                "Acceptable Obligor" shall mean each obligor party to a Distribution Agreement or obligated to pay a tax credit except any obligor (i) with respect to which a Bankruptcy has occurred and is continuing, (ii) for which 20% or more of the total receivables due from such obligor are 120 days or more past due (exclusive of amounts that are being disputed or contested in good faith), (iii) which is organized in a jurisdiction which limits the ability of such obligor to remit payments to the Borrower in the United States, (iv) which is an Affiliate of the Borrower or of First Look Studios or (v) which is set forth on Schedule I attached hereto, which may be amended from time to time by the Administrative Agent in its reasonable discretion.

                "Acceptable Tax Credit" shall mean the amount that the Borrower is entitled to or can reasonably be expected to be entitled to receive as a refund of tax with respect to any tax credit pursuant to sections 125.4 or 125.5 of the ITA, sections 80, 81 or 82.1 of the Income Tax Act (British Columbia) R.S.B.C. 1996, c.215, as amended (the "BC Act") or the comparable provision of law of any other Canadian Province (an "Other Provincial Act"), which meets the following criteria: (i) the tax credit is in respect of an Eligible Title that has commenced principal photography and that does not remain uncompleted beyond the time period, if any, permitted under the Federal Act, the BC Act or Other Provincial Act, as applicable, with respect to such credit; (ii) not more than eighteen months has elapsed since the "taxation year" (as defined under the ITA) of the Borrower to which such tax credit would relate; (iv) the Borrower has filed an application with the Minister of Canadian Heritage in respect of the Eligible Title for: (a) in the case of a tax credit under section 125.4 of the ITA, a Canadian Film or Video Production Certificate (Part A) and has requested to be provided with an estimated amount of the tax credit to which the Borrower will be entitled; or (b) in the case of a tax credit under section 125.5 of the ITA, an Accredited Film or Video Production Certificate; (v) the Borrower has filed an application with the Minister of Small Business, Tourism and Culture in respect of the item of Product for: (a) in the case of a tax credit under sections 80 or 81 of the BC Act, an Eligibility Certificate appropriate to the particular credit and Product; or (b) in the case of a tax credit under section 82.1 of the BC Act, an Accreditation Certificate; (vi) the amount of a refund of tax with respect to a tax credit that the Borrower is entitled or can reasonably be expected to be entitled to receive is net of any tax, interest, penalty or other amount payable by the Borrower under the Federal Act, the BC Act or Other Provincial Act, as applicable, or any other amount payable by the Borrower to which the credit can be or has been applied by set-off or in any other manner whatsoever by Her Majesty in Right of Canada, Her Majesty in Right of the Province of British Columbia, any other applicable province or any Governmental Authority thereof, (vii) the amount of the tax credit shall be reduced by the amount of the portion, if any, which is the subject matter of any communication from the Canada Customs and Revenue Agency, the Canadian Audio-Visual Certification Office, B.C. Film or any other relevant Governmental Authority that questions the entitlement of the Borrower thereto or otherwise seeks to restrict or deny such entitlement; (viii) where the amount of a tax credit in respect of an Eligible Title or, in the case of a television series, any one season of such series exceeds the sum of C$1,000,000, the Borrower has provided the Administrative Agent with an independent accountant’s opinion/review letter in form and substance satisfactory to the Administrative Agent confirming the estimated amount of the tax credit; (ix) the Collateral Agent (for the benefit of the Secured Parties) has a first priority perfected security interest in the tax credit and notice of such security interest in accordance with any applicable requirements of the ITA, the BC Act or Other Provincial Act, as applicable, has been delivered to the Canada Customs and Revenue Agency and any other relevant Governmental Authority; and (x) in the case of any tax credit under any Other Provincial Act, such other actions or requirements as the Administrative Agent or its counsel may require;

                provided, however, that (x) to the extent that circumstances arise or occur that would cause the actual tax credit to be less than the amount that would be determined based on any estimated amounts as set forth on any applications for any certificate described in clauses (iv) and (v) of this definition, the Canadian Film or Video Production Certificate (Part A), the Certificate of Completion (Part B), any interim estimate letter received from B.C. Film in the case of a tax credit under Sections 80 and 81 of the BC Act or a comparable certificate in case of a credit under any Other Provincial Act, as applicable, the Acceptable Tax Credit shall be reduced to reflect the revised estimate and (y) an Acceptable Tax Credit shall cease to be an Acceptable Tax Credit (A) if the Borrower has not filed its return of income and all other certificates, forms and documents required under the applicable legislation to be filed together therewith in order to claim such tax credit within 6 months from the end of the "taxation year" referred to in clause (iii) of this definition, (B) in the case of a tax credit under section 125.4 of the ITA, if the Borrower has not filed an application to the Minister of Canadian Heritage, together with all documents required to be filed together therewith, for a Certificate of Completion (Part B) in respect of an item of Product within 6 months from the end of the "taxation year" referred to in clause (iii) of this definition and, where such Certificate has been issued, if the Minister has revoked the Certificate or notified the Borrower of his or her intention to revoke such Certificate or (C) if the relevant Governmental Authority has (i) denied the Borrower’s application of the applicable certificate set forth in clauses (iv) and (v) of this definition, (ii) not issued the applicable certificate within fifteen months following the Borrower’s application thereof or (iii) revoked or notified the Borrower of their intention to revoke such certificate.

                "Account Control Agreement" shall mean an account control agreement substantially in the form of Exhibit A hereto or such other account control agreement in form and substance reasonably satisfactory to the Administrative Agent.

                "Adjusted Ultimate Amount" shall mean, on any date of determination, (a) during the period beginning on the Closing Date and ending 8 months following the release date of the 5th Eligible Ultimate Title, zero and (b) at any time thereafter, an amount equal to the product of (i) the Eligible Ultimate Amount and (ii) the Advance Rate Adjustment.

                "Administrative Agent" shall mean Merrill Lynch, in its capacity as agent for the Lenders hereunder, or such successor Administrative Agent as may be appointed pursuant to Section 10.7 hereof.

                "Administrative Agent’s Account" shall mean account number A/C 62030 of the Administrative Agent maintained at Merrill Lynch Bank USA (ABA #124-084-669) established for the purpose of administering certain fundings and repayments hereunder.

                "Administrative Costs" means the Collateral Agent Fee, other costs and expenses for which the Borrower is obligated to reimburse the Agents and the Lenders hereunder and legal fees, accounting fees and overhead expenses of the Borrower.

                "Advance Rate Adjustment" shall mean, as of any date of determination, the positive difference if any, equal to 95% minus the Ultimates Verification Ratio on such date.

                "Affiliate" shall mean any Person, which, directly or indirectly, is in control of, is controlled by, or is under common control with, another Person. For purposes of this definition, a Person shall be deemed to be "controlled by" another Person if such latter Person possesses, directly or indirectly, the power either to direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

                "Annual Administrative Expense Cap" means $250,000 or such other amount agreed to by the Borrower and the Required Lenders.

                "Applicable Law" shall mean all provisions of statutes, rules, regulations and orders of the United States of America, any state thereof or municipality therein or of any foreign governmental body or of any regulatory agency applicable to the Person in question, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

                "Assignment and Assumption" shall mean an agreement substantially in the form of Exhibit B hereto, executed by the assignor, assignee and other parties as contemplated thereby.

                "Authorized Officer" shall mean with respect to any Person, its Chief Executive Officer, President, Chief Financial Officer or Chief Operating Officer.

                "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq.

                "Bankruptcy" means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 90 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 60 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 60 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in Sections 18-101(1) and 18-304 of the Act.

                "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

                "Borrower" shall mean First Look SPV LLC, a Delaware limited liability company.

                "Borrower Change in Control" shall mean First Look Studios shall cease to be the holder of 100% of the equity interests (both economic and voting) of the Borrower.

                "Borrower Liquidity Ratio" shall mean, as of any date of determination, a fraction, expressed as a percentage, (a) the numerator of which is equal to the sum of (i) the aggregate Remaining Ultimates for all Eligible Ultimates Titles which are expected to be received during the immediately succeeding twelve-month period plus (ii) the aggregate Eligible Library Amount which is expected to become an Eligible Contract Amount and become due and payable in the immediately succeeding twelve-month period plus (iii) the aggregate Eligible Contract Amount which has not yet been received and which becomes due and payable in the immediately succeeding twelve-month period plus (iv) the amount on deposit in the Liquidity Reserve Account and (b) the denominator of which is equal to the sum of the expected remaining expenses to be paid pursuant to clauses (a), (f), (g) and (h) of Section 3.2 for the immediately succeeding twelve-month period.

                "Borrower’s Account" shall mean the deposit account (account number 112595260) of the Borrower maintained at City National Bank (ABA number 122016066).

                "Borrower’s LLC Agreement" shall mean that certain Limited Liability Company Agreement of the Borrower dated as of May 26, 2006, as hereafter amended, supplemented or modified from time to time in accordance with the terms hereof.

                "Borrower’s Organizational Documents" shall mean collectively, (i) the Certificate of Formation of the Borrower dated May 26, 2006 and (ii) the Borrower’s LLC Agreement.

                "Borrowing Base" shall mean, at any date for which the amount thereof is to be determined, an amount equal to the aggregate (without double counting) of the following:

(a)	50% of the Eligible Library Amount, plus

(b)	80% of the Eligible Contract Amount, plus

(c)	67% of the Eligible Ultimate Amount, minus

(d)	the Adjusted Ultimate Amount;

           provided, however, that

(i) the portion of the Borrowing Base attributable to any particular Acceptable Obligor (including its Affiliates) may not exceed 17.5% of the total Borrowing Base;

(ii) the portion of the Borrowing Base attributable to Eligible Titles which have not yet been completed may not exceed 10% of the total Borrowing Base; and

(iii) the portion of the Borrowing Base attributable to Acceptable Tax Credits shall not exceed 5% of the total Borrowing Base.

                "Borrowing Base Deficiency" shall mean, as of any date of determination, the positive difference, if any, between (i) the aggregate outstanding amount of the Loans, as of such date and (ii) the Borrowing Base as of such date.

                "Borrowing Notice" shall mean a borrowing notice in form and substance as set forth in Exhibit C hereto, delivered pursuant to Section 2.2(a).

                "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks are required or permitted to close in either the State of New York, the State of California or the State of Minnesota; provided, however, that when used in connection with a Loan accruing interest at LIBOR, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London Interbank Market.

                "Capital Expenditures" shall mean, with respect to any Person for any period, (i) the aggregate of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period which, in accordance with GAAP, are or should be included in "additions to property, plant or equipment" or similar items included in the statement of cash flows (including capital leases) and (ii) to the extent not covered by clause (i) hereof, the aggregate of all expenditures properly capitalized in accordance with GAAP by such Person to acquire, by purchase or otherwise, the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, in part or in whole, any other Person (other than the portion of such expenditures allocable in accordance with GAAP to net current assets or which is allocable to the acquisition of Eligible Titles).

                "Chain of Title Requirements" shall mean the requirements related to the chain of title of a Title as set forth in Exhibit D hereto or as otherwise agreed to by the Administrative Agent.

                "Change in Law" shall mean (a) the adoption of any applicable law, rule or regulation after the date of this Agreement, (b) any change in any applicable law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any applicable request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                "Closing Date" shall mean June 15, 2006.

                "Code" shall mean the Internal Revenue Code of 1986 and the rules and regulations issued thereunder, as now and hereafter in effect, as codified at 26 U.S.C. § 1 et seq. or any successor provision thereto.

                "Collateral" shall mean with respect to the Borrower, all of the Borrower’s right, title and interest in and to all personal property, tangible and intangible, wherever located or situated and whether now owned, presently existing or hereafter acquired or created, including, but not limited to, all goods, accounts, instruments, intercompany obligations, contract rights, partnership and joint venture interests, contract rights (including, without limitation, the rights of the Borrower under subscription agreements and/or other agreements to demand and receive any committed but unfunded equity), documents, chattel paper, general intangibles, goodwill, equipment, machinery, inventory, investment property, instruments, copyrights, trademarks, trade names, insurance proceeds, cash, deposit accounts, letter of credit rights and any proceeds thereof, products thereof or income therefrom.

                "Collection Account" means the segregated trust account (account number 121000248) in the name of the Collateral Agent) established pursuant to Section 3.1(a).

                "Collateral Agent" shall mean Wells Fargo, in its capacity as agent for the Lenders hereunder, or such successor Collateral Agent as may be appointed pursuant to Section 10.6 hereof.

                "Collateral Agent Fee" shall have the meaning set forth in the Collateral Agent Fee Letter.

                "Collateral Agent Fee Letter" shall mean that certain letter dated as of the date hereof entered into between the Collateral Agent and the Borrower.

                "Commitment" shall mean the Commitment of each Lender to make Loans from the Closing Date through the Revolving Commitment Termination Date up to an amount at any one time outstanding not in excess of the amount set forth (i) opposite its name under the column entitled "Commitment" in the Schedule of Commitments, or (ii) in any applicable Assignment and Assumption(s) to which it may be a party, as the case may be, as such amount may be reduced from time to time in accordance with the terms of this Credit Agreement; provided, that at no time shall the aggregate Commitments exceed the Maximum Facility Amount.

                "Commitment Fees" shall have the meaning given to such term in Section 2.5(a) hereof.

                "Copyright Security Agreement" shall mean a Copyright Security Agreement, substantially in the form of Exhibit E-1 hereto, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time by delivery of a Copyright Security Agreement Supplement or otherwise.

                "Copyright Security Agreement Supplement" shall mean a Copyright Security Agreement Supplement substantially in the form of Exhibit E-2 hereto.

                "Debt Collection Date" means the later of (i) the date on which all of the Borrower’s Obligations hereunder are paid in full and (ii) the date on which the Commitments of all of the Lenders have been terminated.

                "Default" shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

                "Default Rate" shall mean a rate per annum equal to the Prime Rate plus 2.00%.

                "Disposition" means any transaction, or series of related transactions, pursuant to which the Borrower sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any Person (other than the Borrower), in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales or licenses in the ordinary course of business on ordinary business terms.

                "Distribution Agreement" shall mean any agreement relating to the exploitation of the Eligible Titles, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

                "Distribution Costs" shall mean, with respect to an Eligible Title, those costs and expenses incurred by Borrower and Sales and Servicing Agent in connection with the distribution and exploitation of such Eligible Title.

                "Distribution Expenses" shall mean, with respect to an Eligible Title, the Distribution Fees, Distribution Costs, Residuals and Participations.

                "Distribution Fees" shall mean, with respect to an Eligible Title, those sales or distribution fees charged by third parties (e.g. other than by the Sales and Servicing Agent) to Borrower or First look Studios in connection with the distribution and exploitation of such Eligible Title.

                "Distribution Windows" shall mean all traditional distribution windows, including, without limitation, theatrical exhibition, home video exhibition, pay television exhibition, network and syndicated television.

                "Dollars" and "$" shall mean lawful money of the United States of America.

                "Eligible Assignee" shall mean (i) a commercial bank organized under the laws of the United States of America, or any State thereof, and having total assets in excess of $1,000,000,000, (ii) a savings and loan association or savings bank organized under the laws of the United States of America, or any State thereof, and having a net worth of at least $100,000,000, calculated in accordance with GAAP, (iii) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development ("OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000; provided, that such bank is acting through a branch, subsidiary or agency located in the country in which it is organized or another country that is also a member of the OECD, (iv) the central bank of any country that is a member of the OECD, (v) a financial institution, insurance company or fund which regularly engages in making, purchasing or otherwise investing in commercial loans and having total assets in excess of $1,000,000,000, or (vi) any other Person agreed to by the Borrower and the Administrative Agent.

                "Eligible Contract Amount" shall mean, at any date at which the amount thereof is to be determined, for all Eligible Contract Titles, the aggregate amount of the sum of the present values (discounted on a quarterly basis, in the case of amounts which are not due and payable within 12 months following the date of determination using a discount rate equal to the then applicable Interest Rate) of (x) all net amounts which pursuant to a binding agreement are contractually obligated to be paid to the Borrower and remitted to the Obligor Deposit Account either unconditionally or subject only to normal delivery requirements and which are reasonably expected by the Sales and Servicing Agent to be payable and collected from Acceptable Obligors, without double counting for amounts related to the Eligible Library Titles that are otherwise being credited to the Borrowing Base, minus (y) the sum of (i) the following items (based on the Sales and Servicing Agent’s then best estimates): royalties, residuals, commissions, participations and other payments to third parties, collection expenses and commissions, Distribution Expenses, Sales and Servicing Fees, home video fulfillment costs, taxes (including foreign withholding, remittance and similar taxes) chargeable in respect of such accounts receivable, and any other projected expenses of the Borrower arising in connection with such amounts and (ii) the outstanding amount of unrecouped advances made by a distributor to the extent subject to repayment or adjustment or recoupment; provided, that Eligible Contract Amounts shall not include amounts: (a) in the aggregate due from a single Acceptable Obligor which are in excess of 20% of the Eligible Contract Amount unless such excess is supported by a letter of credit acceptable to the Administrative Agent, (b) which are to be paid in a currency other than United States Dollars to the extent exceeding US$4,000,000 (except for Canadian Dollars for which the threshold shall be C$15,000,000) in the aggregate, unless hedged in a manner satisfactory to the Administrative Agent, (c) with respect to Eligible Contract Titles for which there is bona fide request for a material credit, adjustment, compromise, offset, counterclaim or dispute, such amounts in dispute, and (d) related to Eligible Contract Titles which arise from a multi-picture Distribution Agreement which allows the obligor on such receivable to exercise a right of offset or recoupment for any amount payable to or advanced by such obligor under such Distribution Agreement, against any amount payable with respect to such receivable, such amounts subject to offset or recoupment; provided, further, that if such Eligible Contract Amount consists of a tax credit, such tax credit is an Acceptable Tax Credit.

                "Eligible Contract Title" shall mean those Eligible Titles the receivables for which:

                (a)     are due from Acceptable Obligors;

                (b)      are past due 120 days or less;

                (c)      if such receivables are theatrical receivables due from any obligor in connection with the theatrical exhibition, distribution or exploitation of an Eligible Title, such receivables are outstanding less than six (6) months after their booking;

                (d)      are not included in the Borrower’s estimated bad debts;

                (e)     which are not subject to repayment to the extent not earned by performance; and

                (f)     which will become due and payable before the scheduled Maturity Date.

                "Eligible Library Amount" shall mean (x) $31,361,000 as of the Closing Date and (y) thereafter, the aggregate of the values for all of the Eligible Library Titles determined (a) on an annual basis thereafter (and on an interim basis at the Administrative Agent’s request no more than once additionally a year) by an independent consultant selected and paid for by the Borrower and approved by the Administrative Agent in its reasonable discretion exercised in good faith using methodology consistent with the initial valuation (each, an "Appraisal") and (b) on a quarterly basis by the Borrower using methodology consistent with the Appraisals, in each case, without double counting for amounts related to the Eligible Library Titles that are otherwise being credited to the Borrowing Base; provided, however, that (i) there will be interim reductions to the Eligible Library Amount to reflect decreases, if any, in the remaining value of unsold library rights resulting from (x) significant library dispositions during such interim period or (y) any Material Change to the value of the Eligible Library Titles and (ii) no Eligible Library Titles may be included in the calculation of the Eligible Library Amount until all valuations and legal due diligence deemed necessary by the Administrative Agent in connection therewith have been completed.

                "Eligible Library Title" shall mean those Eligible Library Titles set forth on Schedule II attached hereto, as such Schedule may be amended from time to time as additional Eligible Library Titles are included in the Transferred Media Assets sold to the Borrower under the Sale and Contribution Agreement.

                "Eligible Title" shall have the meaning given to such term in the Sale and Contribution Agreement.

                "Eligible Ultimate Amount" shall mean, at any date at which the amount thereof is to be determined, the aggregate amount of the Remaining Ultimate Values for all Eligible Ultimate Titles without double counting for amounts related to the Eligible Library Titles that are otherwise being credited to the Borrowing Base.

                "Eligible Ultimate Title" shall mean an Eligible Title (i) which has rights in multiple Distribution Windows in multiple markets (domestic and foreign) and will be released and marketed in a manner that ensures such film will qualify for all of the applicable Distributor Party’s primary output agreements (home video, free and pay television, etc.); (ii) which is or will be a live action or animated motion picture; (iii) which is or will be filmed primarily in color and in the English language; (iv) which is or will be rated by the MPAA no more restrictive than ‘R’; (v) which has or will have a running time of at least 86 minutes, (vi) which does not contribute amounts to the Borrowing Base as an Eligible Library Title or Eligible Contract Title, (vii) the Acquired Film Agreement for which contains (a) standard and customary representations and warranties with respect to the ownership of the Media Assets related to such Eligible Ultimate Title, (b) customary indemnities from the seller or licensor of such Eligible Ultimate Title and (c) the Chain of Title Requirements and (viii) for which the Chain of Title Requirements have been received by the Seller; provided, that a Title shall not be excluded from being an "Eligible Ultimate Title" due solely to a failure to obtain the items set forth in clauses (a) and (b) of Exhibit D hereto unless such failure remains uncured for a 60-day period following the effectiveness of the Acquired Film Agreement; provided, further, that if at any time during such 60-day period an adverse claim appears with respect to such Title, such Title shall not be included as an "Eligible Ultimate Title."

                "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as heretofore and hereafter amended, as codified at 29 U.S.C. § 1001 et seq. and the regulations promulgated thereunder.

                "ERISA Affiliate" shall mean each Person (as defined in Section 3(9) of ERISA) which is treated as a single employer with the Borrower under Section 414(b), (c), (m) or (o) of the Code.

                "Event of Default" shall have the meaning given to such term in Article 8 hereof.

                "Excluded Taxes" shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) any withholding tax (in the case of a Foreign Lender) or backup withholding tax (in the case of any other Lender) that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.10(e) or Section 2.10(f), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.10(a).

                "Facility" shall mean the credit facility evidenced by this Credit Agreement.

                "Fee Letter" shall mean that certain letter agreement dated as of April 28, 2006 and relating to the payment of certain structuring fees by the Borrower with respect to this Credit Agreement.

                "First Look Studios" shall mean First Look Studios, Inc., a Delaware corporation.

                "Foreign Lender" shall mean any Lender that is not a United States person, within the meaning of Section 7701(a)(30) of the Code.

                "Fundamental Documents" shall mean, this Credit Agreement, the Sale and Contribution Agreement, the Sales Agency and Servicing Agreement, the Notes, the Copyright Security Agreement, the Copyright Security Agreement Supplements, the UCC financing statements and any other ancillary documentation which is required to be or is otherwise executed by the Borrower and delivered to the Administrative Agent in connection with this Credit Agreement or any of the documents listed above.

                "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time consistently applied (except for accounting changes in response to FASB releases, or other authoritative pronouncements).

                "Governmental Authority" shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or any foreign jurisdiction.

                "Gross Receipts" shall mean, with respect to an Eligible Title, all gross receipts received by the Borrower (including gross receipts received by the Sales and Servicing Agent on behalf of the Borrower) derived from the distribution and exploitation of such Eligible Title.

                "Indebtedness" shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables (payable within 120 days or such longer terms as may be customary in the industry) or other amounts due for the short-term rental of space in connection with the production of a Eligible Title, in each case, arising in the ordinary course of business); (ii) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (iii) obligations of such Person under capital leases and any financing leases involving substantially the same economic effect; (iv) deferred payment obligations of such Person resulting from the adjudication or settlement of any litigation; and (v) Indebtedness of others of the type described in clauses (i), (ii), (iii) and (iv) hereof which such Person has (a) assumed or guaranteed in connection with a guaranty, or (b) secured by a Lien on the assets of such Person, whether or not such Person has assumed such indebtedness.

                "Indemnified Taxes" shall mean Taxes other than Excluded Taxes.

                "Interest Deficit" shall have the meaning given to such term in Section 2.4(b) hereof.

                "Initial Interest Period" shall mean, with respect to any Loan, the period commencing on the Borrowing Date for such Loan and ending on the immediately succeeding Payment Date.

                "Interest Period" means, with respect to any Loan, the Initial Interest Period and, thereafter, each subsequent period commencing on the last day of the Initial Interest Period or of the immediately preceding Interest Period, as applicable, and ending on the immediately succeeding Payment Date; provided, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case, such Interest Period shall end on the next preceding Business Day; provided, further, that in the case of any Interest Period that commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on the Maturity Date.

                "Interest Rate" means, for any Interest Period, with respect to the Loans that comprise a Borrowing, an interest rate per annum equal to the sum of (i) 1.50% plus (ii) LIBOR for such Interest Period;

provided, however, with respect to any Loans, if (A) due to a change in law or regulation (or the adoption of a new law or regulation), any Lender shall notify the Administrative Agent and the Borrower in writing that it is unlawful for such Lender to fund or maintain its Loans hereunder using LIBOR or (B) on or prior to the day three (3) Business Days prior to the commencement of any Interest Period for such Loans, any such Lender shall have notified the Administrative Agent and the Borrower in writing that (x) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to such Lender in the interbank eurodollar market or (y) the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to such Lender of making or maintaining the principal amount of such Loans at LIBOR for such Interest Period plus the applicable spread or (C) the Administrative Agent notifies the Borrower and the Lenders in writing that by reason of circumstances affecting the interbank eurodollar market, adequate means do not exist for ascertaining LIBOR or (D) if the Borrower requests a Borrowing of Loans with less than three (3) Business Days prior notice, then the Interest Rate for the affected Lender shall be calculated using the Prime Rate (except that, in the case of clause (D) above, (x) any Lender may elect that the Interest Rate for such Lender shall be LIBOR notwithstanding that the Borrower has requested a Borrowing of Loans with less than three (3) Business Days prior notice and notwithstanding that the Interest Rate for other Lenders may be the Prime Rate, and (y) in any event the Prime Rate shall be used only until such time as three (3) Business Days have elapsed after receipt of the applicable request for a Borrowing of Loans);

provided, further, however, upon the occurrence and during the continuance of an Event of Default the "Interest Rate" with respect to all Loans shall be equal to the Default Rate.

                "Interest Rate Hedge" means any interest rate cap between the Borrower and an Interest Rate Hedge Counterparty in form and substance satisfactory to the Administrative Agent.

                "Interest Rate Hedge Counterparty" means (a) Merrill Lynch Bank USA, (b) any other financial institution designated as the counterparty under an Interest Rate Hedge with a long-term senior unsecured debt rating of "AA" or better from S&P and "Aa2" or better from Moody’s or (c) any other Person mutually agreed to by the Borrower and the Administrative Agent and any successors or replacement swap counterparties from time to time under any Interest Rate Hedge.

                "Investment" shall mean any stock, evidence of indebtedness or other securities of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor (including, without limitation, the Guaranty of loans made to others, but excluding current trade and customer accounts receivable arising in the ordinary course of business and payable in accordance with customary trading terms in the ordinary course of business), any purchase of (i) any security of another Person, or (ii) any business or undertaking of any Person or any commitment to make any such purchase, or any other investment.

                "ITA" shall mean the Income Tax Act (Canada) R.S.C. 1985 (5th supp.) c. l, and the regulations enacted thereunder, as amended.

                "Lender" and "Lenders" shall mean the financial institutions listed on Schedule III hereto and any assignee of a Lender pursuant to Section 11.3 hereof, and their respective successors.

                "LIBOR" means, for any Interest Period, a rate equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant Borrowing and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as LIBOR is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period.

                "Lien" shall mean any mortgage, copyright mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including, without limitation, any conditional sale or other title retention agreement, any agreement to grant a security interest at a future date, any lease in the nature of security, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction); provided, however, that this term shall not include contractual encumbrances which do not afford security of the type described in this definition.

                "Liquidity Reserve Account" shall mean the segregated trust account (account number 0001038377) in the name of the Collateral Agent) established pursuant to Section 3.1(a).

                "Liquidity Reserve Requirement" shall mean, on any date of determination, an amount equal to the sum of (i) the aggregate expected Distribution Costs with respect to all Eligible Titles which have been released prior to such date of determination for the immediately succeeding 6-month period, (ii) an expected sales and servicing fee with respect to all Eligible Titles for the immediately succeeding 3-month period, calculated as 3% of the aggregate gross receipts of all Eligible Titles for the immediately preceding 3-month period and (iii) the expected interest and Commitment Fees due and payable under the Notes for the immediately succeeding 3-month period.

                "Liquidity Reserve Shortfall" shall mean, on any Payment Date, the positive amount, if any, by which the Liquidity Reserve Requirement exceeds the balance on deposit in the Liquidity Reserve Account.

                "Loan" shall have the meaning specified in Section 2.1.

                "Margin Stock" shall be as defined in Regulation U of the Board.

                "Material Adverse Effect" shall mean any change or effect that (a) has a materially adverse effect on the business, assets, properties, operations or financial condition of the Borrower, in each case taken as a whole, (b) materially impairs the legal right, power or authority of the Borrower to perform its respective obligations under the Fundamental Documents to which it is a party or (c) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties under, the Fundamental Documents.

                "Material Change" shall mean, with respect to (i) the Eligible Library Amount, any change or effect which adversely effects the Eligible Library Amount by an amount greater than 20%, (ii) the Eligible Contract Amount, any change or effect which adversely effects the Eligible Contract Amount by an amount greater than 20%, or (iii) the Ultimate Amount with respect to any Eligible Ultimates Title, any change or effect which adversely effects such Ultimate Amount by an amount greater than 20%.

                "Maturity Date" shall mean the earlier of (i) the fifth anniversary of the Closing Date, and (ii) such other date as the Loans shall be due and payable in accordance with Article 8 hereof.

                "Maximum Facility Amount" shall mean $80,000,000.

                "Monthly Report" shall mean a monthly report in form and substance as set forth in Exhibit F attached hereto, delivered pursuant to Section 6.1.

                "Moody’s" means Moody’s Investors Service, Inc. and its successors.

                "Multiemployer Plan" shall mean a plan described in Section 4001(a)(3) of ERISA.

                "Note" or "Notes" shall have the meaning given to such term in Section 2.3 hereof.

                "Obligations" shall mean all of the obligations of the Borrower to make due and punctual payment of (i) principal of and interest on the Loans, the Commitment Fees, costs and attorneys’ fees and all other monetary obligations of the Borrower to the Administrative Agent, the Collateral Agent or any Lender under this Credit Agreement, the Notes, any other Fundamental Document or any fee letter in respect of the Facility, (ii) all amounts payable by the Borrower to any Lender under any Interest Rate Hedge, and (iii) any other amounts payable by the Borrower in connection with the Fundamental Documents.

                "Obligor Deposit Account" means the deposit account (account number 112595252) of the Borrower maintained at City National Bank (ABA number 122016066).

                "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

                "Outstanding Amount" shall mean, at any time, the aggregate amount of all Loans then outstanding.

                "Outstanding Pro Rata Share" means, for any Lender at any time, a fraction (expressed as a percentage) the numerator of which is the outstanding principal amount of such Lender’s Loans at such time and the denominator of which is the Outstanding Amount at such time.

                "Participations" shall mean, with respect to an Eligible Title, those third party participations owing by Borrower or Sales and Servicing Agent in connection with such Eligible Title.

                "Payment Date" shall mean, the 20th day of each month (or, if any such day is not a Business Day, the next succeeding Business Day).

                "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

                "Percentage" shall mean with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment.

                "Permitted Encumbrances" shall mean Liens permitted under Section 7.2 hereof.

                "Permitted Distributions" shall mean any distributions by the Borrower out of funds allocated to it under Section 3.2(k).

                "Permitted Investments" means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of no more than 30 days from the date of acquisition (or, if earlier, maturing no later than the next occurring Payment Date), in a minimum amount as to any one investment acceptable to the Administrative Agent in its sole discretion; (b) time deposits and certificates of deposit having maturities of no more than 30 days from the date of acquisition (or, if earlier, maturing no later than the next occurring Payment Date), maintained with or issued by any commercial bank having capital and surplus in excess of $500,000,000 and having a short-term rating of not less than P-1 or the equivalent thereof from Moody’s and A-1 or the equivalent thereof from S&P; (c) repurchase obligations for underlying securities of the types described in clauses (a) or (b) above with a term of not more than ten days and maturing no later than 30 days after the date of acquisition (or, if earlier, maturing no later than the next occurring Payment Date), in a minimum amount as to any one investment acceptable to the Administrative Agent in its sole discretion; (d) commercial paper maturing within 30 days after the date of acquisition (or, if earlier, maturing no later than the next occurring Payment Date) and having a rating of not less than P-1 or the equivalent thereof from Moody’s and A-1 or the equivalent thereof from S&P, in a minimum amount as to any one investment acceptable to the Administrative Agent in its sole discretion; and (e) money market funds (which may be sponsored by the Collateral Agent or its Affiliates) that redeem their shares on demand, invest only in other Permitted Investments and have ratings in the highest available category from S&P and Moody’s. Any Permitted Investments may be held by or through the Collateral Agent or its Affiliates.

                "Person" shall mean any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

                "Physical Materials" shall have the meaning given to such term in paragraph (iv) of the definition of "Collateral" herein.

                "Plan" shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, maintained or contributed to by the Borrower, or any ERISA Affiliate, or any other plan covered by Title IV of ERISA that covers employees of the Borrower.

                "Prime Rate" means, on any day, a rate per annum equal to the "Prime Rate" set forth in the Wall Street Journal on such day (or, if such day is not a Business Day, as of the immediately preceding Business Day) or in such other national financial publication acceptable to the Borrower and the Required Lenders.

                "Pro Rata Share" shall mean with respect to any Obligation or other amount, each Lender’s pro rata share of such Obligation or other amount determined in accordance with such Lender’s Percentage.

                "Regulation D" and "Regulation U" shall mean Regulations D and U, respectively of the Board as each is from time to time in effect and all official rulings and interpretations thereunder or thereof.

                "Remaining Ultimates Value" shall mean, with respect to an Eligible Ultimates Title as of any date of determination, the remaining portion of the Ultimate Amount for such Eligible Ultimates Title which that not yet been received by the Borrower as of the date of such determination.

                "Reportable Event" shall mean any reportable event as defined in Section 4043(c) of ERISA, other than a reportable event as to which provision for 30-day notice to the PBGC has been waived under applicable regulations.

                "Required Lenders" shall mean Lenders whose aggregate Commitments equal at least 51% of the Total Commitment.

                "Residuals" shall mean, with respect to an Eligible Title, those residuals owing by the Borrower or the Sales and Servicing Agent in connection with such Eligible Title.

                "Revolving Commitment Termination Date" shall mean (i) the third anniversary of the Closing Date, or (ii) such earlier date on which the Commitments shall terminate in accordance with Section 2.6 or Article 8 hereof.

                "S&P" means Standard & Poor’s Ratings Services, a division of The McGrawHill Companies, Inc. or any successor thereof.

                "Sales and Servicing Agent" shall mean First Look Studios and any successor thereto pursuant to the terms of the Sales Agency and Servicing Agreement.

                "Sales and Servicing Agent Default" shall have the meaning specified in the Sales Agency and Servicing Agreement.

                "Sales Agency and Servicing Agreement" shall mean that certain Sales Agency and Servicing Agreement dated as of the date hereof between the Borrower and the Sales and Servicing Agent.

                "Sales and Servicing Fee" shall have the meaning specified in the Sales Agency and Servicing Agreement.

                "Schedule of Commitments" shall mean the schedule of Commitments of the Lenders set forth on Schedule III hereto.

                "Secured Parties" shall mean the Administrative Agent, the Collateral Agent, the Lenders and the Interest Rate Hedge Counterparty.

                "Securities Intermediary" shall have the meaning given to such term in Section 3.1(a) hereof.

                "Subsidiary" shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

                "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                "Total Commitments" shall mean, at any time, the aggregate amount of the Commitments then in effect of all of the Lenders, as such aggregate amount shall be adjusted upwards or downwards from time to time in accordance with the terms of this Credit Agreement (including, without limitation, pursuant to Section 2.6 hereof).

                "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York on the date of execution of this Credit Agreement (as such Uniform Commercial Code is amended from time to time).

                "Ultimate Amount" shall mean, with respect to an Eligible Ultimates Title, an amount equal to (i) the estimated Gross Receipts of such Eligible Ultimates Title for the lesser of the first cycle for such Eligible Ultimates Title or the period ending ten (10) years after the date of release of such Eligible Ultimates Title, minus (ii) the estimated Distribution Fees for such Eligible Ultimates Title to be paid during such period, minus (iii) the estimated Distribution Costs to be incurred and ultimately paid for such Eligible Ultimates Title during such period, minus (iv) the estimated Participations and Residuals to be earned and actually paid for such Eligible Ultimates Title during such period, minus (v) the Sales and Servicing Fee relating to such Eligible Ultimates Title during such period and minus (vi) the estimated amounts of any other amounts to be deducted from Gross Receipts applicable to such Eligible Ultimates Title, all as set forth in the "Ultimates", delivered pursuant to Section 6.1 (c) applicable to such Eligible Ultimates Title.

                "Ultimates Verification Ratio" shall mean, as of any date of determination, a fraction, expressed as a percentage, (a) the numerator of which is equal to the sum of (i) the aggregate Gross Receipts actually received by the Borrower (or the Sales and Servicing Agent on behalf of the Borrower) for the five most recently theatrically released Eligible Ultimates Titles for which 8 months has elapsed from their respective release dates, plus (ii) the aggregate Remaining Ultimate Amount for such Eligible Titles and (b) the denominator of which is equal to the aggregate of the Ultimate Amounts for each such Eligible Ultimates Title (each such Ultimate Amount as calculated for purposes of its initial inclusion in the Borrowing Base, which inclusion shall occur no sooner than two weeks after the theatrical release for each such Eligible Ultimates Title).

                "USA Patriot Act" shall mean the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

                "Welfare Plan" shall mean a welfare plan, as defined in Section 3(1) of ERISA.

           SECTION 1.2. Computation of Time Periods. Unless otherwise stated in this Credit Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including", the word "through" means "to and including", and the words "to" and "until" each mean "to but excluding."

           SECTION 1.3. Accounting Terms / Ratios.

           (a)  Except as otherwise expressly provided herein, all accounting terms not defined herein shall be construed in accordance with GAAP.

           (b)   All calculations of financial ratios hereunder shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater, and rounded down if otherwise.

           SECTION 1.4. Rules of Construction. Unless the context otherwise clearly requires:

(a) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(b) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation";

(c) the word "will" shall be construed to have the same meaning and effect as the word "shall";

(d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modification set forth herein);

(e) any reference herein to any Person, or to any Person in a specified capacity, shall be construed to include such Person’s successors and assigns or such Person’s successors in such capacity, as the case may be; and

(f) the words "herein," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, clause or other subdivision.

2.     THE LOANS

           SECTION 2.1. Loans.

           (a)   Each Lender, severally and not jointly, agrees, upon the terms and subject to the conditions hereof, to make advances (the "Loans") to the Borrower on any Business Day from the Closing Date through the Revolving Commitment Termination Date, each in a principal amount which when added to (i) the aggregate principal amount of all Loans then outstanding from such Lender, does not exceed such Lender’s Commitment and (ii) the aggregate principal amount of all Loans then outstanding, does not exceed the lesser of (A) the Borrowing Base and (B) the Maximum Facility Amount.

           (b)   Subject to Section 2.2, the Loans shall be made at such times as the Borrower shall request.

           (c)   Subject to the terms and conditions of this Credit Agreement, the Borrower may borrow, repay and re-borrow Loans hereunder.

           SECTION 2.2. Making of Loans.

           (a)   The Borrower shall give the Administrative Agent and the Collateral Agent at least five (5) Business Days’ prior written, facsimile or telephonic (promptly confirmed in writing) notice of each Borrowing through the delivery of a Borrowing Notice. Each Borrowing Notice in order to be effective must be received by the Administrative Agent not later than 2:00 p.m., New York City time, on the day required and shall specify the date (which shall be a Business Day) on which such Borrowing is to be made and the aggregate principal amount of the requested Borrowings. Each such notice shall be irrevocable.

           (b)   The Administrative Agent shall promptly notify each Lender of its proportionate share of each Borrowing under this Section 2.2 and the date of such Borrowing. On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the offices of the Administrative Agent, for credit to the Administrative Agent’s Account no later than 1:00 p.m. New York City time in Dollars in Federal or other immediately available funds. Upon receipt of the funds to be made available by the Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds by depositing the requested amounts into an account maintained with the Administrative Agent by the Borrower.

          (c)    Each Loan requested hereunder on any date shall be made by each Lender in accordance with its respective Percentage.

          (d)    On the date requested by the Borrower for the funding of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with its Percentage hereunder. Each of the Lenders hereby authorizes and requests the Administrative Agent to advance for its account, pursuant to the terms hereof, the amount of the Loan to be made by it, and each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent. If any such reimbursement is not made in immediately available funds on the same day on which the Administrative Agent shall have made any such amount available on behalf of any Lender, such Lender shall pay interest to the Administrative Agent equal to the Administrative Agent’s cost of obtaining overnight funds in the New York Federal Funds Market for the three Business Days following the time when the Lender fails to make the required reimbursement, and thereafter at a rate per annum equal to the Interest Rate. If and to the extent that any such reimbursement shall not have been made by any such Lender to the Administrative Agent, the Borrower agrees to repay to the Administrative Agent forthwith on demand a corresponding amount with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at the Interest Rate.

          (e)    The amount of any Borrowing of new funds shall be in an aggregate principal amount of at least $250,000 (or such lesser amount as shall equal the available but unused portion of the Commitments) or such greater amount that is an integral multiple of $100,000.

          (f)    The Borrower shall not be permitted to make Borrowings hereunder more than twice per calendar month without the consent of the Required Lenders.

           SECTION 2.3. Notes.

           (a)   The Loans made by each Lender hereunder shall be evidenced by a single revolving credit promissory note substantially in the form of Exhibit G hereto (each a "Note" and collectively the "Notes") in the face amount of each such Lender’s Commitment, payable to the order of each such Lender, duly executed by the Borrower and dated as of the Closing Date.

           (b)   Each of the Notes shall bear interest on the outstanding principal balance thereof as set forth in Section 2.4 hereof. Each Lender and the Administrative Agent on its behalf is hereby authorized by the Borrower, but not obligated, to enter the amount of each Loan and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to the Notes; provided, however, that the failure of any Lender or the Administrative Agent to set forth such Loans, principal payments or other information shall not in any manner affect the obligations of the Borrower to repay such Loans.

           (c)   The Notes shall be payable on the Maturity Date subject to mandatory prepayment as provided in Section 2.7 hereof and acceleration as provided in Article 8 hereof.

           SECTION 2.4. Interest on Notes.

           (a)   Interest on the Loans shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Interest Rate. Interest shall be payable on each Loan on each applicable Payment Date and on the Maturity Date. The Administrative Agent shall determine the applicable LIBOR for each Interest Period as soon as practicable on the date when such determination is to be made in respect of such Interest Period and shall notify the Borrower and the Lenders of the applicable interest rate so determined. Such determination shall be conclusive absent manifest error.

           (b)   If the provisions of this Credit Agreement or any Note would at any time require payment by the Borrower to a Lender of any amount of interest in excess of the maximum amount then permitted by the law applicable to any Loan, the interest payments to that Lender shall be reduced to the extent necessary so that such Lender shall not receive interest in excess of such maximum amount. If, as a result of the foregoing, a Lender shall receive interest payments hereunder or under a Note in an amount less than the amount otherwise provided hereunder, such deficit (hereinafter called the "Interest Deficit") will, to the fullest extent permitted by Applicable Law, cumulate and will be carried forward (without interest) until the termination of this Credit Agreement. Interest otherwise payable to a Lender hereunder and under a Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing such Lender to receive interest in excess of the maximum amount then permitted by the law applicable to the Loans.

           SECTION 2.5. Commitment Fees and Other Fees.

           (a)   The Borrower agrees to pay to the Administrative Agent for the account of each Lender on each Payment Date prior to the Revolving Commitment Termination Date and on the Revolving Commitment Termination Date, an aggregate fee (the "Commitment Fee") of 0.50% per annum on the average daily amount by which such Lender’s Commitment exceeds the sum of the principal balance of such Lender’s outstanding Loans during the Interest Period ending on such Payment Date. The Commitment Fee shall be computed on the basis of the actual number of days elapsed during the applicable period over a year of 360 days.

           (b)   The Commitment Fees shall commence to accrue from the Closing Date.

           (c)   The Borrower agrees to pay to the Administrative Agent on the Closing Date any and all other fees that are then due and payable pursuant hereto or pursuant to the Fee Letter.

           SECTION 2.6. Optional Termination or Reduction of Commitments.

           (a)   Prior to the Revolving Commitment Termination Date, upon at least thirty days’ prior written, facsimile or telephonic notice (provided, that such telephonic notice is immediately followed by written or facsimile confirmation) to the Administrative Agent, the Borrower may at any time in whole permanently terminate the aggregate Commitments.

           (b)   Upon at least three Business Days’ prior written, facsimile or telephonic notice (provided, that such telephonic notice is immediately followed by written or facsimile confirmation) to the Administrative Agent and the Collateral Agent, the Borrower may in part permanently reduce the aggregate Commitments. In the case of a partial reduction, each such reduction of the aggregate Commitments shall be in a minimum aggregate principal amount of $1,000,000 or an integral multiple thereof; provided, however, that the Commitments may not be reduced (i) by more than the amount of the then unused Commitments, (ii) to an amount less than the aggregate principal amount of the Loans outstanding or (iii) to less than $40,000,000. Any partial reduction of the Commitments shall be made among the Lenders in accordance with their respective Percentages.

           (c)   Simultaneously with each such termination or reduction of the Commitments, the Borrower shall pay to the Administrative Agent for the benefit of each Lender all accrued and unpaid Commitment Fees on the amount of the Commitments so terminated or reduced through the date of such termination or reduction and any breakage or similar costs payable under Section 2.7 hereof.

           SECTION 2.7. Voluntary and Mandatory Prepayment of Loans; Reimbursement of Lenders.

           (a)   Subject to the terms of paragraph (b) of this Section 2.7, the Borrower shall have the right at its option at any time and from time to time to prepay without premium or penalty any Loan, in whole or in part, upon at least three Business Days’ prior written, telephonic (promptly confirmed in writing) or facsimile notice, in the principal amount of $1,000,000 or such greater amount that is an integral multiple of $100,000 if prepaid in part, or the remaining balance of such Loan if prepaid in full. Each notice of prepayment shall specify the prepayment date, each Loan to be prepaid and the principal amount thereof, shall be irrevocable and shall commit the Borrower to prepay such Loan in the amount and on the date stated therein. All prepayments under this Section 2.7 (a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment.

           (b)   The Borrower shall reimburse each Lender on demand for any loss incurred or to be incurred by any such Lender in the reemployment of the funds released (i) by any prepayment (for any reason) of any Loan if such Loan is repaid prior to the last day of the Interest Period for such Loan, or (ii) in the event that after the Borrower delivers a notice of borrowing under Section 2.2(a) in respect of Loans, such Loan is not made on the first day of the Interest Period specified in such notice of borrowing for any reason other than a breach by any such Lender of its obligation to fund such borrowing when it is otherwise required to do so hereunder. Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (I) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.4, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment prior to the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan, or (y) in the case of such failure to borrow, of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, over (II) the amount realized or to be realized by such Lender in reemploying the funds not advanced or the funds received in prepayment during the period referred to above. Each Lender shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error. The Borrower shall pay such Lender the amounts shown on such certificate within thirty days of the Borrower’s receipt of such certificate.

           (c)   In the event the Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.7 (a), the Borrower shall pay to the Administrative Agent for the account of the applicable Lender any amounts required to compensate such Lender for any actual loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Each Lender shall deliver to the Borrower and the Administrative Agent from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error. The Borrower shall pay such Lender the amounts shown on such certificate within ten Business Days of the Borrower’s receipt of such certificate.

           (d)   The Obligations shall be paid in full on the Maturity Date.

           (e)   Simultaneously with each termination and/or optional reduction of the Commitments pursuant to Section 2.6, the Borrower shall pay to the Administrative Agent for the benefit of the Lenders an amount equal to the excess of (i) the sum of aggregate outstanding principal amount of the Loans over (ii) the reduced Commitments.

           (f)   If at any time the amount of the Loans outstanding shall ever exceed the Total Commitments, the Borrower shall, no later than five (5) Business Days after notice from the Administrative Agent, repay the Loans in the amount of such excess.

           (g)   All prepayments shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to but not including the date of prepayment.

           (h)   Except as otherwise specifically provided in this Article 2, should any payment or prepayment of principal of or interest on the Notes or any other amount due hereunder, become due and payable on a day other than a Business Day, the due date of such payment or prepayment shall be extended to the next succeeding Business Day and, in the case of a payment or prepayment of principal, interest shall be payable thereon at the rate herein specified during such extension.

           SECTION 2.8. Increased Costs.

          (a)    If any Change in Law shall:

          (i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR); or

          (ii)    impose on any Lender or the London Interbank Market any other condition affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase, from the conditions that exist on the date hereof, the actual cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

           (b)   If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

           (c)   A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, the changes as a result of which such amounts are due and the manner of computing such amounts, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

           (d)   Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation.

           SECTION 2.9. Manner of Payments. All payments of principal and interest by the Borrower in respect of any Loans to it shall be pro rata among the Lenders holding such Loans in accordance with the then outstanding principal amounts of such Loans held by them and all Borrowings of any Loans by the Borrower hereunder shall be made pro rata among the Lenders in accordance with their Commitments. All payments by the Borrower hereunder and under the Notes shall be made in Dollars in Federal or other immediately available funds for credit to the Administrative Agent’s Account no later than 2:00 p.m., New York City time, on the date on which such payment shall be due. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid.

           SECTION 2.10. Taxes.

           (a)   Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

           (b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

           (c)   The Borrower shall indemnify the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

           (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

           (e)   Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the Initial Date with respect to such Lender (and from time to time thereafter at the time or times prescribed by Applicable Law or upon the request of the Borrower or the Administrative Agent), such properly completed and duly executed documentation prescribed by Applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.

           (f)   Any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of the Borrower and the Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Code and the regulations thereunder) shall deliver to the Borrower (with a copy to the Administrative Agent) on or prior to the Initial Date with respect to such Lender (and from time to time thereafter as prescribed by Applicable Law or upon the request of the Borrower or the Administrative Agent), a duly executed and properly completed copy of Internal Revenue Service Form W-9 (or applicable successor form).

           (g)   If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of or any credit for any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.10, it shall pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.10 with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund or credit to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.     COLLECTION ACCOUNT; SETTLEMENT PROCEDURES

           SECTION 3.1. Accounts.

           (a) Prior to the Closing Date, the Borrower shall have established the following accounts:

(i) a securities account in the name of the Collateral Agent (the "Collection Account") with Wells Fargo (in its capacity as securities intermediary, the "Securities Intermediary");

(ii) a securities account in the name of the Collateral Agent relating to the Liquidity Reserve (the "Liquidity Reserve Account" and together with the Collection Account, the "Accounts") with the Securities Intermediary; and

(iii) the Obligor Deposit Account with City National Bank;

           All funds held in the Accounts (or any subaccount thereof), including investment earnings thereon, shall be invested at the direction of the Borrower in Permitted Investments having a maturity date not later than the Business Day prior to each Payment Date; provided, however, that from and after notice from the Collateral Agent (acting at the written direction of the Required Lenders) the Collateral Agent shall have the sole right to direct the investments of all funds held in the Accounts (acting at the written direction of the Required Lenders). All investment earnings (net of losses) on such Permitted Investments shall be credited to the Collection Account and the Liquidity Reserve Account, as the case may be. In the event that the Borrower shall have failed to give investment directions (which may be a standing direction) to the Securities Intermediary, the Collateral Agent shall invest any cash amounts in the Accounts in Permitted Investments set forth in clause (e) of the definition thereof. The Collateral Agent shall not be liable for any loss incurred in connection with any investment in the Collection Account.

           (b) The Securities Intermediary, hereby agrees with the Borrower and the Collateral Agent that (i) each of the Accounts shall be a securities account maintained at the Securities Intermediary, (ii) all property credited to the Accounts shall be treated as a financial asset under Article 8 of the UCC, (iii) the Securities Intermediary shall treat the Collateral Agent as entitled to exercise the rights that comprise each financial asset credited to the Accounts, (iv) the Securities Intermediary shall comply with entitlement orders originated by the Collateral Agent with respect to any of the foregoing accounts and shall comply with instructions directing the disposition of funds originated by the Collateral Agent, in each case without the further consent of the Borrower or any other person or entity, (v) except as otherwise provided in subsection (b) of this Section, the Securities Intermediary shall not agree to comply with entitlement orders or instructions directing the disposition of funds in the Accounts originated by any person or entity other than the Collateral Agent, (vi) the Accounts and all property credited to either such account shall not be subject to any lien, security interest, right of set-off or encumbrance in favor of the Securities Intermediary or anyone claiming through the Securities Intermediary (other than the Collateral Agent), and (vii) the Securities Intermediary’s jurisdiction for purposes of the UCC is the State of New York and the agreement herein between the Securities Intermediary and the Collateral Agent shall be governed by the laws of the State of New York. Each term not otherwise defined herein and used in Section 3.1 and defined in the UCC shall have the meaning set forth in the UCC. If any of the Accounts are not maintained at the Securities Intermediary, then the Borrower shall obtain a control agreement from the Eligible Institution at which the Accounts are held (in form and substance acceptable to the Required Lenders) in order to perfect the security interest of the Collateral Agent in the Accounts.

           (c) No Permitted Investment held in the Accounts in the form of an instrument or certificated security as defined in the UCC in the possession of the Collateral Agent (i) shall be subject to any other security interest or (ii) shall constitute proceeds of any property subject to such third party’s security interest.

           (d) The taxpayer identification number associated with the Accounts shall be that of the Borrower. The Borrower agrees to report as its income for financial reporting and tax purposes (to the extent reportable) all investment earnings on amounts in the Accounts.

          (e) Any investment of any funds in Accounts shall be made under the following terms and conditions:

          (i) investments credited to the Accounts shall be made in the name of the Collateral Agent, for the benefit of Borrower and the Lenders (to the extent of their respective interests therein), or in the name of a nominee of the Collateral Agent; and

          (ii) with respect to securities entitlements credited to the Accounts, the Collateral Agent for the benefit of the Lenders shall have a first priority perfected security interest in such securities entitlements, perfected by control to the extent permitted under Article 9 of the UCC;

          (f) The Borrower will execute such documentation as may be reasonably required by the Administrative Agent in order to effectuate the provisions of this Section 3.1.

           (g) In the event the Borrower receives payment from any Person, which payment should have been remitted directly to the Obligor Deposit Account, the Borrower shall promptly remit such payment or proceeds to the Collection Account to be applied in accordance with Section 3.2 hereof.

           SECTION 3.2. Priority of Payments. On each Payment Date, the Collateral Agent shall apply all funds in the Collection Account (together with any proceeds from interest Rate Hedges and insurance policies) in the following order of priority in accordance with the Monthly Report relating to such Payment Date:

           (a)   for the account of the Borrower for the payment of any invoiced Administrative Costs of the Borrower for which the Borrower has provided copies of invoices to the Administrative Agent and the Collateral Agent; provided, that the aggregate amount of Administrative Costs paid to the Borrower under this clause (a) during any annual period shall not exceed the Annual Administrative Expense Cap;

          (b)    to the Sales and Servicing Agent, the Sales and Servicing Fee;

          (c)    to the Sales and Servicing Agent, as payment for Distribution Fees allocable to the Eligible Titles that are due and owing and which shall be paid by the Sales and Servicing Agent upon the receipt of funds from the Collection Account;

          (d)    to the Sales and Servicing Agent, as payment for all Residuals and Participations allocable to the Eligible Titles that are due and owing and which shall be paid by the Sales and Servicing Agent upon the receipt of funds from the Collection Account;

          (e)    to the Sales and Servicing Agent, as payment for all Distribution Costs allocable to the Eligible Titles that are due and owing and which shall be paid by the Sales and Servicing Agent upon the receipt of funds from the Collection Account;

          (f)    to each Lender, any accrued and unpaid interest on such Lender’s Loans and any accrued and unpaid Commitment Fee due to such Lender on such Payment Date;

          (g)    to the Liquidity Reserve Account, an amount equal to the Liquidity Reserve Shortfall, if any;

          (h)    to each Lender, so long as the Revolving Commitment Termination Date has not occurred, such Lender’s Outstanding Pro Rata Share of any Borrowing Base Deficiency; otherwise, such Lender’s Outstanding Pro Rata Share of the aggregate outstanding Loans;

          (i)    to the Lenders, all other Obligations then due and payable to the Lenders;

          (j)    for the account of the Borrower for the payment of any invoiced Administrative Costs of the Borrower for which the Borrower has provided copies of invoices to the Administrative Agent and the Collateral Agent and which remain unpaid after giving effect to clause (a) hereunder; and

          (k)    to the Borrower’s Account.

           SECTION 3.3. Withdrawals from Liquidity Reserve Account. If the Monthly Report delivered for any Payment Date indicates that the amount of available funds on deposit in the Collection Account available for distribution pursuant to Section 3.2 is insufficient to pay in full the accrued and unpaid interest and fees due and payable as described in Section 3.2(f), the Collateral Agent shall transfer from the Liquidity Reserve Account an amount equal to such insufficiency and allocate such amount in accordance with Section 3.2(f). Upon the occurrence of an Event of Default, funds and investments on deposit or held in the Liquidity Reserve Account may, with the consent or at the written direction of the Required Lenders, be liquidated (in the case of the investments) and allocated on any subsequent Payment Date in accordance with the priorities set forth Section 3.2. Upon the replacement of the Sales and Servicing Agent pursuant to the terms of the Sales Agency and Servicing Agreement, funds and investments on deposit or held in the Liquidity Reserve Account may, with the consent or at the written direction of the Required Lenders, be liquidated (in the case of the investments) and allocated towards the payment of ongoing Distribution Expenses for the Eligible Titles.

           SECTION 3.4. Payment Rescission. No payment of any of the Obligations hereunder or under the other Fundamental Documents shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of Applicable Law or judicial authority, or must otherwise be returned or refunded for any reason. The Borrower shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Collateral Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus interest on such amount at the Default Rate from the date of any such rescission, return or refunding, to the extent permitted by Applicable Law. For purposes of the foregoing, the Default Rate shall be calculated as if such rescission, return or refunding were a Loan made on such date.

4.      REPRESENTATIONS AND WARRANTIES OF THE BORROWER

          In order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Credit Agreement and make the Loans provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Administrative Agent, the Collateral Agent and the Lenders, all of which shall survive the execution and delivery of this Credit Agreement, the issuance of the Notes and the making of the Loans.

           SECTION 4.1. Existence and Power.

          (a)    The Borrower is a corporation, limited liability company or limited partnership (w) duly incorporated or otherwise organized, (x) validly existing, (y) in jurisdictions in which it is applicable, in good standing under the laws of its jurisdiction of organization and (z) where applicable, in good standing as a foreign entity in all jurisdictions where the nature of its properties or business so requires.

          (b)    The Borrower has the power and authority to (i) own its respective properties and carry on its respective business as now being conducted and as intended to be conducted, (ii) execute, deliver and perform, as applicable, its obligations under the Fundamental Documents and any other documents contemplated thereby to which it is or will be a party, and (iii) grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in the Collateral as contemplated by Article 9 hereof.

           SECTION 4.2. Authority and No Violation. The execution, delivery and performance of this Credit Agreement and the other Fundamental Documents (to which it is a party) by the Borrower, the grant to the Collateral Agent for the benefit of the Secured Parties of the security interest in the Collateral as contemplated herein and by the other Fundamental Documents by the Borrower and the Borrowings hereunder and the execution, delivery and performance of the Notes (i) have been duly authorized by all necessary corporate action (or similar action) on the part of the Borrower, (ii) will not constitute a violation of any provision of Applicable Law in any material respect or any order of any Governmental Authority applicable to the Borrower, or any of its properties or assets in any material respect, (iii) will not violate any provision of the Borrower’s Organizational Documents or any other organizational document of the Borrower and (iv) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower other than pursuant to this Credit Agreement or the other Fundamental Documents.

           SECTION 4.3. Governmental Approval. All authorizations, approvals, registrations or filings from or with any Governmental Authority (other than UCC financing statements and the Copyright Security Agreement which will be delivered to the Collateral Agent on or prior to the Closing Date (or, to the extent that on the Closing Date, the Borrower does not own any copyrights and/or trademarks, immediately upon the Borrower’s acquisition of any rights, title or interest in to and under any copyright or copyrightable interest in a Eligible Title and/or trademark), in form suitable for recording or filing with the appropriate filing office) required for the consummation of the execution, delivery and performance by the Borrower of this Credit Agreement and the other Fundamental Documents to which it is a party, and the execution and delivery by the Borrower of the Notes, have been duly obtained or made or duly applied for, and are in full force and effect, and if any further authorizations, approvals, registrations or filings should hereafter become necessary, the Borrower shall obtain or make all such authorizations, approvals, registrations or filings.

           SECTION 4.4. Binding Agreements. This Credit Agreement and the other Fundamental Documents when executed, will constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           SECTION 4.5. Fictitious Names. The Borrower has not conducted any business, nor does it intend to do business other than under its full corporate name, including, without limitation, under any trade name or other doing business name.

           SECTION 4.6. Title to Properties. The Borrower owns and has good and marketable title to the Collateral free and clear of any Liens of any Person other than Permitted Encumbrances. To the best of the Borrower’s knowledge, no Eligible Title, and none of the Borrower’s rights in any materials upon which any Eligible Title is based, violate or infringe upon any copyright, right of privacy, trademark, patent, trade name, performing right or any literary, dramatic, musical, artistic, personal, private, several, care, contract, property or copyright right or any other right of any Person or contain any libelous or slanderous material other than to an extent which is either not material or for which coverage is provided in existing insurance policies. There is no claim, suit, action or proceeding pending or, to the best of the Borrower’s knowledge, threatened against Borrower that involves a claim of infringement of any copyright with respect to any Eligible Title and the Borrower has no knowledge of any existing infringement by any other Person of any copyright held by the Borrower with respect to any Eligible Title, which individually or in the aggregate would have a Material Adverse Effect.

           SECTION 4.7. Sufficient Rights under Copyright. The Borrower has sufficient right, title and interest in each Eligible Title (including both rights under copyright and ownership of or access to Physical Materials) to enable it to charge, earn, realize and retain all fees and profits to which the Borrower is entitled thereunder, and is not in breach of any of its obligations under such agreements, nor does the Borrower have any knowledge of any breach or anticipated breach by any other parties thereto, which breach in either case either individually or when aggregated with all other such breaches could reasonably be expected to have a Material Adverse Effect.

           SECTION 4.8. Security Interest. This Credit Agreement creates a valid, continuing and, upon the making of the filings contemplated in Section 4.10 below, perfected, security interest (as defined in the applicable UCC) in the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, which security interest is prior to all other Liens, other than Permitted Liens, and is enforceable as such as against creditors of and purchasers from the Borrower, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

           SECTION 4.9. Filings. The Borrower has not authorized the filing of and there are no filed financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement relating to the security interest granted to the Secured Parties hereunder, to Permitted Liens or that has been terminated. There are no judgment or tax lien filings against the Borrower.

           SECTION 4.10. Places of Business. The chief executive office of the Borrower is, on the date hereof, 8000 Sunset Blvd., Suite B310, West Penthouse, Los Angeles, CA 90046. The Borrower keeps (or intends to keep) the records concerning the Collateral on the date hereof or regularly keeps (or intends to keep) any goods included in the Collateral on the date hereof at 8000 Sunset Blvd., Suite B310, West Penthouse, Los Angeles, CA 90046.

           SECTION 4.11. Litigation. There are no actions, suits or other proceedings at law or in equity by or before any arbitrator, arbitration panel or Governmental Authority (including, but not limited to, matters relating to environmental liability) or, any investigation by any Governmental Authority of the affairs of, or threatened action, suit or other proceeding against or affecting, the Borrower or any of its Affiliates or of any of their respective properties or rights which either (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (B) relate to this Credit Agreement, any other Fundamental Documents or any of the transactions contemplated hereby. The Borrower is not in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority binding upon such Person.

           SECTION 4.12. Federal Reserve Regulations. The Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, whether immediately, incidentally or ultimately (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or (ii) for any other purpose, in each case, violative of or inconsistent with any of the provisions of any regulation of the Board, including, without limitation, Regulations T, U and X thereto.

           SECTION 4.13. Investment Company Act. The Borrower will not during the term of this Credit Agreement be, (i) an "investment company", within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to regulation under the Federal Power Act or any foreign, federal or local statute or any other Applicable Law of the United States of America or any other jurisdiction, in each case limiting its ability to incur indebtedness for money borrowed as contemplated hereby or by any other Fundamental Document.

           SECTION 4.14. Taxes. The Borrower has filed or caused to be filed all material federal, state, local and foreign tax returns which are required to be filed with any Governmental Authority after giving effect to applicable extensions, and has paid or has caused to be paid all material taxes as shown on said returns or on any assessment received by it in writing, to the extent that such taxes have become due. The Borrower does not know of any material additional assessments or any basis therefor. The Borrower believes that the charges, accruals and reserves on its books in respect of taxes or other governmental charges are accurate and adequate.

           SECTION 4.15. ERISA. Neither the Borrower nor any ERISA Affiliate has ever maintained, contributed to or incurred or assumed any legal obligation with respect to any Plan, Multiemployer Plan or Welfare Plan.

           SECTION 4.16. Compliance with Laws. The Borrower is not in violation of any Applicable Law except for such violations in the aggregate which could not reasonably be expected to have a Material Adverse Effect. The Borrowings hereunder, the intended use of the proceeds of the Loans as described in the preamble hereto and any other transactions contemplated hereby will not violate any Applicable Law.

           SECTION 4.17. Subsidiaries. The Borrower does not have any direct or indirect Subsidiaries.

5.      CONDITIONS OF LENDING

           SECTION 5.1. Conditions Precedent to Closing. The effectiveness of this Agreement is subject to the satisfaction in full of the following conditions precedent:

          (a)    Documents. The Administrative Agent, the Collateral Agent and each of the Lenders shall have received all of the items specified in Schedule IV hereto, to be delivered on or before the Closing Date, in each case, at such times and in such forms as may be specified on such Schedule IV.

          (b)    Payment of Fees. On or before the Closing Date, all fees and expenses then due and payable by the Borrower to the Administrative Agent, Collateral Agent and/or the Lenders in connection with the transactions contemplated hereby, or as required by the Fee Letter in respect of the Facility, shall have been paid.

           SECTION 5.2. Conditions Precedent to Each Loan. The obligations of the Lenders to make each of the Loans (including the initial Loan) are subject to the following conditions precedent:

          (a)    Borrowing Notice. The Administrative Agent shall have received an applicable Borrowing Notice with respect to such Borrowing, duly executed by an Authorized Officer of the Borrower.

          (b)    Representations and Warranties. (a) the representations and warranties contained in Article 4 (other than any representations and warranties, if any, that expressly speak only as of a different date) hereof are true and accurate as of the date of such Borrowing in all material respects with the same force and effect as though such representations and warranties had been made as of such time.

          (c)    No Default or Event of Default. On the date of each Borrowing, no Default or Event of Default shall have occurred and be continuing, nor shall any such event occur by reason of the making of such Loan.

          (d)    No Material Adverse Effect. No event or events shall have occurred since the date hereof which have had a Material Adverse Effect.

          (e)    Short Form Security Agreement. A Short Form Security Agreement with respect to each Eligible Title included in the Borrowing Base shall have been executed by the Borrower and submitted for recordation with the United States Copyright Office.

          (f)    Reports Received. All reports required to be delivered hereunder and under the other Transaction Documents have been delivered in a manner and form in compliance in all material respects with the respective requirements for such reports;

          (g)    Fundamental Documents. Each of the Transaction Documents remains in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto and is enforceable against such parties in accordance with the terms thereof.

          (h)    Obligor Deposit Account. The Account Control Agreement with respect to the Obligor Deposit Account is in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto and is enforceable against such parties in accordance with the terms thereof.

          (i)    Other Documents. Any other condition specified by the Collateral Agent, as directed by the Required Lenders, in order to (i) more fully evidence the ownership of the Eligible Titles by the Borrower and the inclusion of such Eligible Titles in the grant of the security interest hereunder, and (ii) to protect and preserve the interests, rights and remedies of the Collateral Agent and the Lenders hereunder and under the Fundamental Documents in connection with the foregoing.

          Each request for a Borrowing shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in paragraphs (b), (c) and (d) of this Section 5.2.

6.      AFFIRMATIVE COVENANTS

Until the Debt Collection Date, the Borrower agrees that, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of its Subsidiaries to:

           SECTION 6.1. Financial Statements and Reports. Furnish or cause to be furnished to the Administrative Agent, each of the Lenders and, in the case of clause (e) below, the Collateral Agent:

          (a)    Within one hundred twenty (120) days after the end of each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2006, the audited consolidated balance sheet of the Borrower as at the end of, and the related consolidated statements of income, stockholders’ equity and cash flows for, such fiscal year, and the corresponding figures as at the end of, and for, the preceding fiscal year, accompanied by an unqualified report and opinion of BDO Seidman or such other independent public accountants shall be retained by the Borrower and be reasonably satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur) in response to FASB releases or other authoritative pronouncements, together with a certificate signed by an Authorized Officer of the Borrower, to the effect that such financial statements fairly present in all material respects the financial position of the Borrower as at the dates indicated and the results of their operations for the periods indicated in conformity with GAAP; in addition, in the event that the Borrower obtains audited financials with respect to any earlier time period, the Borrower shall promptly provide a copy to the Administrative Agent together with the related auditor’s report and opinion;

          (b)    Promptly upon request therefor, but in any event within ten (10) Business Days of such request, any information required by the Administrative Agent, the Collateral Agent or any Lender under or in connection with the USA Patriot Act;

          (c)    Within twenty (20) days of the close of each calendar month, the most current film ultimates received from the Sales and Servicing Agent, calculated in a manner reasonably acceptable to the Administrative Agent and consistent with the methods used in calculating ultimates for use in the Borrower’s financial statements, in respect of each Eligible Ultimates Title which has been released for at least two weeks as of the end of the preceding calendar month;

          (d)    As soon as practicable, but in any event within five (5) Business Days of any Material Change, ultimates with respect to each Eligible Ultimates Title affected by such change revised to take such Material Change into account;

          (e)    Within 15 days of the close of each calendar month, but in no event less than three (3) Business Days prior to the immediately succeeding Payment Date, a Monthly Report for the immediately preceding calendar month;

          (f)    In connection with each Borrowing Notice and each Monthly Report, a current trial balance setting forth the receivables which constitute the Eligible Contract Amount at such time; and

           (g)   From time to time such additional information regarding the financial condition or business of the Borrower or otherwise regarding the Collateral, as the Required Lenders may reasonably request.

           SECTION 6.2. Corporate Existence; Compliance with Laws. Do or cause to be done all things necessary (i) to preserve, renew and keep in full force and effect its legal existence, rights, licenses, permits and franchises and (ii) to comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority.

           SECTION 6.3. Maintenance of Properties. Keep its tangible properties which are material to its business in good repair, working order and condition (ordinary wear and tear excepted) and, from time to time (i) make (or cause to be made) all necessary and proper repairs, renewals, replacements, additions and improvements thereto, and (ii) comply at all times with the provisions of all material leases and other material agreements to which it is a party so as to prevent any loss or forfeiture thereof or thereunder unless compliance therewith is being currently contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP.

           SECTION 6.4. Notice of Material Events.

           (a)   Promptly upon any Authorized Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default, (ii) any Material Adverse Effect, (iii) any action or event which could reasonably be expected to materially and adversely affect the performance of the Borrower’s obligations under this Credit Agreement or any other Fundamental Document, the repayment of the Notes or the security interests granted to the Collateral Agent for the benefit of the Secured Parties under this Credit Agreement or any other Fundamental Document, (iv) any other event which could reasonably be expected to result in a Material Adverse Effect, (v) the opening of any office of the Borrower or the change of the executive office or the principal place of business of the Borrower or of the location of the Borrower’s books and records with respect to the Collateral, (vi) any change in the name or jurisdiction of organization of the Borrower, (vii) any Material Change or any other event which could reasonably be expected to materially and adversely impact the amount or collection of accounts receivable of the Borrower or otherwise materially decrease the value of the Collateral, (viii) any proposed material amendment to any agreements that are part of the Collateral, or (ix) any Person giving any notice to the Borrower or taking any other action to enforce remedies with respect to a Bankruptcy of the Borrower, the Borrower shall promptly give written notice thereof to the Administrative Agent specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Person and the nature of such claimed Event of Default or condition and what action the Borrower has taken, is taking and proposes to take with respect thereto.

           (b)   Promptly upon any Authorized Officer of the Borrower obtaining knowledge of (i) the institution of, or threat of, any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting any material portion the Borrower’s assets or any Eligible Title, (ii) the institution of, or threat of, any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting the Borrower or any of their respective properties or rights which, if adversely determined, could be reasonably expected to result in a Material Adverse Effect, or (iii) any material development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) which, if decided adversely, could reasonably be expected to result in a Material Adverse Effect, the Borrower shall promptly give written notice thereof to the Administrative Agent and provide such other information as may be available to it to enable the Lenders to evaluate such matters. In addition to the requirements set forth in clauses (i), (ii) and (iii) of this subsection (b), the Borrower upon request shall promptly give notice of the status of any action, suit, proceeding, investigation or arbitration covered by a report delivered to the Lenders pursuant to clause (i), (ii) or (iii) above to the Lenders and provide such other information as may be reasonably requested and available to it to enable the Lenders to evaluate such matters.

           SECTION 6.5. Copyrights and Trademarks. Within thirty (30) days after the Borrower is or becomes the copyright proprietor of any Eligible Title or otherwise acquires a copyrightable interest therein, or the Borrower acquires any trademark, service mark, trade name or service name, take any and all actions necessary to register the copyright for such Eligible Title or such trademark, service mark, trade name or service name, in the name of the Borrower subject to a Lien in favor of the Collateral Agent for the benefit of the Secured Parties (in the case of copyrightable interests, pursuant to the Copyright Security Agreement) in conformity with the laws of the United States of America and such other jurisdictions as the Collateral Agent, acting at the direction of the Required Lenders, may reasonably specify, and promptly deliver to the Collateral Agent (x) written evidence of the registration of any and all such copyrights for inclusion in the Collateral under this Credit Agreement, and (y) a Copyright Security Agreement Supplement or (z) such documentation reasonably requested by the Required Lenders to record a Lien in favor of the Collateral Agent for the benefit of the Secured Parties in such trademark, service mark, trade name or service name, executed by the Borrower.

           SECTION 6.6. Books and Records, Examination. Maintain or cause to be maintained at all times true and complete books and records of its financial operations and provide the Administrative Agent and its representatives and the Lenders and their representatives access to such books and records and to any of its properties or assets upon reasonable notice and during regular business hours (and with no more frequency than is reasonable) in order that the Administrative Agent and the Lenders may make such audits and examinations and make abstracts from such books, accounts, records and other papers pertaining to the Collateral at the Borrower’s expense and upon reasonable advance notification to the Borrower, permit the Administrative Agent or its representatives and the Lenders and their representatives to discuss the affairs, finances and accounts with, and be advised as to the same by, officers and independent accountants, all as the Administrative Agent or the Lenders may reasonably deem appropriate for the purpose of verifying the accuracy of the each report delivered by the Borrower to the Collateral Agent, Administrative Agent and/or the Lenders pursuant to this Credit Agreement or for otherwise ascertaining compliance with this Credit Agreement or any other Fundamental Document.

           SECTION 6.7. Third Party Audit Rights. Promptly notify the Administrative Agent of, and at all times allow the Administrative Agent access to the results of, all audits conducted by the Borrower of any third party licensee, partnership or joint venture under any agreement with respect to any Eligible Title included in the Collateral. The Borrower will exercise its audit rights with respect to any such third party licensees, partnerships and joint ventures upon the reasonable request of the Administrative Agent to the extent that the Borrower shall have the right to conduct such audits. After an Event of Default has occurred and is continuing, the Administrative Agent shall have the right to exercise directly or through the Borrower, the Borrower’s right to audit any obligor under an agreement with respect to any Eligible Title included in the Collateral.

           SECTION 6.8. Observance of Agreements.

           (a)   Duly observe and perform all material terms and conditions of any rights agreements, the Borrower’s Organizational Documents, the Fundamental Documents and other material agreements with respect to the exploitation of Eligible Titles and diligently protect and enforce the rights of the Borrower under all such agreements in a manner consistent with prudent business judgment and subject to the terms and conditions of such agreements as from time to time in effect.

           (b)   Comply with the separateness provisions set forth in the Borrower’s LLC Agreement.

           SECTION 6.9. Taxes and Charges; Indebtedness in Ordinary Course of Business. Duly pay and discharge, or cause to be paid and discharged, before the same shall become in arrears (after giving effect to applicable extensions), all material taxes, assessments, levies and other governmental charges, imposed upon the Borrower or its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid might by law become a Lien (other than a Permitted Encumbrance) upon any property of the Borrower except for any such amounts which if unpaid, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

           SECTION 6.10. Liens. Defend the Collateral against any and all Liens howsoever arising, other than Permitted Encumbrances, and in any event defend against any attempted foreclosure (other than a foreclosure under this Credit Agreement or any Fundamental Document).

          SECTION 6.11.     Further Assurances; Security Interests.

           (a)   Upon the request of the Collateral Agent (acting at the direction of the Required Lenders), duly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Borrower, such further instruments as may be necessary or desirable in the reasonable judgment of the Required Lenders to carry out the provisions and purposes of this Credit Agreement and the other Fundamental Documents.

           (b)   Upon the request of the Collateral Agent (acting at the direction of the Required Lenders), promptly execute and deliver or cause to be executed and delivered, at the cost and expense of the Borrower, such further instruments as may be appropriate in the reasonable judgment of the Required Lenders, to provide the Collateral Agent for the benefit of the Secured Parties a first perfected Lien in the Collateral (subject to Permitted Encumbrances) and any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the rules and regulations thereunder, or any other Applicable Law, and perform or cause to be performed such other ministerial acts which are reasonably necessary or advisable, from time to time, in order to grant and maintain in favor of the Collateral Agent for the benefit of the Secured Parties the security interest in the Collateral contemplated hereunder and under the other Fundamental Documents, subject only to Permitted Encumbrances.

           (c)   Promptly undertake to deliver or cause to be delivered to the Collateral Agent from time to time such other documentation, consents, authorizations and approvals in form and substance reasonably satisfactory to the Required Lenders, as the Required Lenders shall deem reasonably necessary or advisable to perfect or maintain the Liens of the Collateral Agent for the benefit of the Secured Parties.

           SECTION 6.12. Performance of Obligations. Duly observe and perform all material terms and conditions of all agreements that are included in the chain of title for an Eligible Title to which the Borrower is a party and all other material agreements with respect to the exploitation of an Eligible Title to which the Borrower is a party and diligently protect and enforce the rights of the Borrower under all such agreements in a manner consistent with prudent business judgment.

           SECTION 6.13. Insurance.

           (a)   Keep its assets which are of an insurable character insured (to the extent and for time periods consistent with or greater than normal U.S. industry standards for companies similar to the Borrower) by financially sound and reputable insurers against loss or damage by fire, explosion, theft or other hazards which are included under extended coverage in amounts not less than the insurable value of the property insured or such lesser amounts, and with such self-insured retention or deductible levels, as are consistent with normal U.S. industry practices for companies similar to the Borrower.

           (b)   Maintain with financially sound and reputable insurers, insurance against other hazards and risks and liability to Persons and property to the extent and in a manner consistent with or greater than normal U.S. industry standards for companies similar to the Borrower; provided, however, that workers’ compensation insurance or similar coverage may be effected with respect to its operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction.

           (c)   Maintain, or cause to be maintained, in effect until the Debt Collection Date, a so-called "Errors and Omissions" policy covering the Borrower’s acquisition, exploitation and distribution of the Transferred Media Assets, and cause such Errors and Omissions policy to provide coverage to the extent and in such manner as is customary for companies similar to the Borrower.

           (d)   Cause all such above-described insurance (excluding worker’s compensation insurance) to (i) provide for the benefit of the Lenders that 30 days’ prior written notice of cancellation, termination, non-renewal or lapse or material change of coverage shall be given to the Administrative Agent; and (ii) to the extent that none of the Collateral Agent or the Lenders shall be liable for premiums or calls, name the Collateral Agent (for the benefit of the Secured Parties) as additional insureds including, without limitation, under any "Errors and Omissions" policy.

Upon the request of the Administrative Agent, the Borrower will render to the Administrative Agent a statement in such detail as the Administrative Agent may request as to all such insurance coverage.

           SECTION 6.14. Financial Covenants. The Borrower shall ensure that on any date of determination the Borrower Liquidity Ratio equals or exceeds 125%.

           SECTION 6.15. Interest Rate Hedge. The Borrower shall enter into an Interest Rate Hedge within one (1) month of the Closing Date.

           SECTION 6.16. Financial Statements. The Borrower shall deliver audited financial statements of the Sales and Servicing Agent for the calendar year ending on December 31, 2005 within one (1) month of the Closing Date.

7.      NEGATIVE COVENANTS

Until the Debt Collection Date, the Borrower agrees that, unless the Required Lenders shall otherwise consent in writing, it will not and will not allow any of its Subsidiaries to:

           SECTION 7.1. Limitations on Indebtedness. Incur, create, assume or suffer to exist any Indebtedness other than:

           (a)   Indebtedness incurred pursuant to the Fundamental Documents; or

           (b)   liabilities relating Distribution Expenses; or

           (c)   other liabilities relating to Eligible Titles (including acquisition payments) that are incurred in the ordinary course of business.

           SECTION 7.2. Limitations on Liens. Incur, create, assume or suffer to exist any Lien on any of its revenue stream, property or assets, whether now owned or hereafter acquired, except:

           (a)   the Liens of the Collateral Agent (for the benefit of the Secured Parties) under this Credit Agreement, the other Fundamental Documents and any other document contemplated hereby or thereby;

           (b)   Liens to distributors under Distribution Agreements on the rights granted to them under such agreements;

           (c)   Customary Liens to bond companies and laboratories;

           (d)   Liens for taxes, assessments or other governmental charges or levies which are not yet due and payable;

           (e)   Liens on the rights licensed or granted by licensors or sellers in favor of such licensors or sellers to secure payments owed to them pursuant to such license or sale; or

           (f)   Liens pursuant to written security agreements in favor of guilds that are required pursuant to collective bargaining agreements on terms reasonably satisfactory to the Administrative Agent.

           SECTION 7.3. Limitations on Investments. Create, make or incur any Investment after the date hereof, except Permitted Investments.

           SECTION 7.4. Distributions. Make any distributions other than those distributions permitted in or by the Fundamental Documents and Permitted Distributions or issue any additional equity or redeem any equity or make any indemnity payments to its equity holders in their capacities as equity holders.

           SECTION 7.5. Consolidation, Merger or Sale of Assets, etc.

           (a)   Whether in one transaction or a series of transactions, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or sell or otherwise dispose of all or substantially all of its property, stock, or assets or agree to do or suffer any of the foregoing.

           (b)   Consent to (i) the merger of the Seller with another Person, (ii) the merger of another Person into the Seller, (iii) the consolidation of the Seller with another Person or (iv) the sale of Seller’s properties or assets as, or substantially as, an entirety, in each case, without the consent of the Required Lenders, such consent not to be unreasonably withheld; provided, that nothing contained in this Agreement shall be deemed to prevent a merger into the Seller of another Person, so long as (i) with respect to any such merger, no Purchase Termination Event, Sales and Servicing Agent Default, Default or Event of Default shall have occurred and be continuing, (ii) the Seller is the surviving Person of the merger, and (iii) the total assets of the merged Person shall not represent more than 15% of the total assets of the Seller prior to giving effect to such merger.

           SECTION 7.6. Sale of Receivables. Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Borrower except for purposes of collection in the ordinary course of business.

           SECTION 7.7. Subsidiaries. Establish, create, acquire or permit to exist any Subsidiary.

           SECTION 7.8. Places of Business; Change of Name, Jurisdiction. Change the location of its chief executive office or principal place of business, its name as it appears in official filings in its jurisdiction of organization, its entity type, its jurisdiction of organization or its organizational identification number without in each case giving the Administrative Agent and Collateral Agent prior written notice of such change and filing any additional Uniform Commercial Code financing statements, and such other documents reasonably requested by the Collateral Agent, acting at the direction of the Required Lenders, to maintain perfection of the security interest of the Collateral Agent for the benefit of the Secured Parties, in the Collateral.

           SECTION 7.9. Limitations on Capital Expenditures. Make, or incur any obligation to make Capital Expenditures other than for Eligible Titles from First Look Studios.

           SECTION 7.10. Transactions with Affiliates. Enter into any transaction with any of its Affiliates unless such transaction (i) occurs in the ordinary course of business on an arm’s length basis, (ii) is approved by the Administrative Agent or (iii) is pursuant to the Fundamental Documents.

           SECTION 7.11. Business Activities. Engage in any business activities other than relating to (i) the acquisition, exploitation and worldwide distribution and other exploitation of Eligible Titles or any other activities customarily incidental to the distribution and exploitation of motion pictures by companies similarly situated to the Borrower and performing its obligations under the Fundamental Documents and other agreements related to the foregoing and all activities related to the foregoing and (ii) the licensing of rights with respect to the items set forth in clause (i), in each case, in accordance with the provisions hereof and including licensing of related ancillary rights (including, without limitation, music publishing, soundtrack album, merchandising and publishing rights).

           SECTION 7.12. Bank Accounts. After the date hereof, open or maintain any bank account other than (a) accounts maintained at the Collateral Agent, (b) accounts maintained at a Lender or other financial institutions both (i) approved by the Administrative Agent (not to be unreasonably withheld) and (ii) listed on Schedule V hereof, as amended from time to time, as to which the Collateral Agent and Administrative Agent shall have received notice for which an Account Control Agreement has been delivered to the Administrative Agent.

           SECTION 7.13. ERISA Compliance. Adopt, maintain, contribute to or incur or assume any legal obligation with respect to any Plan, Multiemployer Plan or Welfare Plan, or permit any ERISA Affiliate to do any of the foregoing.

           SECTION 7.14. Use of Proceeds of Loans. Use the proceeds of Loans hereunder other than for general corporate purposes, to finance the acquisition of Eligible Titles and Permitted Distributions.

           SECTION 7.15. No Negative Pledge. Enter into any agreement (i) prohibiting the creation or assumption of any Lien in favor of the Collateral Agent (for the benefit of the Secured Parties) upon the properties or assets of the Borrower, whether now owned or hereafter acquired, or (ii) requiring an obligation to be secured as a result of any Lien being granted to the Collateral Agent (for the benefit of the Secured Parties), except this Agreement and the other Fundamental Documents.

           SECTION 7.16. Change of Management. Consent to a replacement of Henry Winterstern as "Chief Executive Officer" without the consent of the Required Lenders, such consent not to be unreasonably withheld.

8.      EVENTS OF DEFAULT

In the case of the happening and during the continuance of any of the following events (herein called "Events of Default"):

           (a)   any representation or warranty made by the Borrower in this Credit Agreement or any other Fundamental Document to which it is a party or any statement or representation made by the Borrower in any report, financial statement, certificate or other document furnished to the Administrative Agent, the Collateral Agent or any Lender pursuant to this Credit Agreement or any other Fundamental Document, shall prove to have been false or misleading in any material respect when made or delivered;

           (b)   default shall be made in the payment of principal or interest on the Notes, Commitment Fees or other monetary Obligations, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and such default shall continue unremedied for three (3) Business Days;

           (c)   default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 6.1(a), (b), (c), (d) or (e), 6.4, 6.14, 7.1, 7.2, or 7.5 of this Credit Agreement;

           (d)   default shall be made by the Borrower in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Credit Agreement or any other Fundamental Document, and such default shall continue unremedied for thirty (30) days after the Borrower receives written notice or obtains knowledge of such occurrence;

           (e)   default shall be made with respect to any payment of any Indebtedness in excess of $100,000 in the aggregate when due, or in the performance of any other obligation incurred in connection with any such Indebtedness if the effect of such non-payment default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity and such default shall not be remedied, cured, waived or consented to within the period of grace with respect thereto;

           (f)   a Bankruptcy shall occur with respect to the Borrower;

           (g)   final judgment(s) for the payment of money in excess of $250,000 shall be rendered against the Borrower and within thirty (30) days from the entry of such judgment shall not have been discharged or stayed pending appeal or shall not have been discharged or bonded in full within thirty (30) days from the entry of a final order of affirmance on appeal;

           (h)   this Credit Agreement, the Copyright Security Agreement, any Copyright Security Agreement Supplement or any Account Control Agreement (each a "Security Document") shall, for any reason other than the action or inaction of the Administrative Agent, Collateral Agent or any Lender, with respect to Collateral in excess of $250,000, not be or shall cease to be in full force and effect or shall be declared null and void or any of the Security Documents shall not give or shall cease to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby in favor of the Collateral Agent for the benefit of the Secured Parties, superior to and prior to the rights of all third Persons and subject to no other Liens (other than Permitted Encumbrances), or the validity or enforceability of the Liens granted, to be granted, or purported to be granted, by any of the Security Documents shall be contested by the Borrower or any of its respective Affiliates;

           (i)   a Sales and Servicing Agent Default shall occur and be continuing;

           (j)   a Borrower Change in Control shall occur;

           (k)   on any date of determination, the Advance Rate Adjustment shall equal or exceed 12%; or

           (l)   the Borrowing Base Deficiency is greater than zero for two (2) consecutive Payment Dates after the application of all funds in the Collection Account pursuant to Section 3.2;

           then, in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent and/or the Collateral Agent, as applicable, may, or if directed by the Required Lenders, shall, take any or all of the following actions, at the same or different times: (x) terminate forthwith the Commitments, and/or (y) declare the principal of and the interest on the Loans and the Notes and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or in the Notes to the contrary notwithstanding. If an Event of Default specified in paragraph (f) above shall have occurred, the Commitments shall automatically terminate and the principal of, and interest on, the Loans and the Notes and all other amounts payable hereunder and thereunder shall automatically become due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or the Notes to the contrary notwithstanding. Such remedies shall be in addition to any other remedies contemplated by, or otherwise available to, the Administrative Agent, Collateral Agent or the Lenders pursuant to the terms of the Fundamental Documents, Applicable Law or otherwise.

9.      GRANT OF SECURITY INTEREST; REMEDIES

           SECTION 9.1. Security Interests. The Borrower, as security for the due and punctual payment of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the Borrower whether or not post filing interest is allowed in such proceeding), hereby mortgages, pledges, assigns, transfers, sets over, conveys and delivers to the Collateral Agent (for the benefit of the Secured Parties) and grants to the Collateral Agent (for the benefit of the Secured Parties) a first priority security interest in the Collateral (subject to Permitted Encumbrances).

           SECTION 9.2. Use of Collateral. So long as no Event of Default shall have occurred and be continuing, and subject to the various provisions of this Credit Agreement and the other Fundamental Documents, the Borrower may use its Collateral in any lawful manner except as otherwise provided hereunder or thereunder.

           SECTION 9.3. Collections, etc. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent, acting at the direction of the Required Lenders, may, in its name (on behalf of the Secured Parties) or in the name of the Borrower or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any commercially reasonable compromise or settlement deemed desirable with respect to, any of the Collateral, but shall be under no obligation to do so, or the Collateral Agent, acting at the direction of the Required Lenders, may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any liability of the Borrower. The Collateral Agent will not be required to take any steps to preserve any rights against prior parties to the Collateral. If the Borrower fails to make any payment or take any action required hereunder, the Collateral Agent, acting at the direction of the Required Lenders, may make such payments and take all such actions as the Collateral Agent reasonably deems necessary to protect the Collateral Agent’s (on behalf of the Secured Parties) security interests in the Collateral and/or the value thereof, and the Collateral Agent is hereby authorized, acting at the direction of the Required Lenders, to pay, purchase, contest or compromise any Liens that appear to be equal to, prior to or superior to the security interests of the Collateral Agent (on behalf of the Secured Parties) in the Collateral (other than Permitted Encumbrances) and any Liens not expressly permitted by this Credit Agreement.

           SECTION 9.4. Possession, Sale of Collateral, Unique Nature of Collateral. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent and the Lenders may enter upon the premises of the Borrower or wherever the Collateral may be, and take possession of the Collateral, and may demand and receive such possession from any Person who has possession thereof, and the Collateral Agent and the Lenders may take such measures as they deem necessary or proper for the care or protection thereof, including the right to remove all or any portion of the Collateral, and with or without taking such possession may sell or cause to be sold, whenever the Collateral Agent and the Lenders shall decide, in one or more sales or parcels, at such prices as the Collateral Agent and the Lenders may deem appropriate, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at any broker’s board or at public or private sale, without demand of performance but with ten (10) days’ prior written notice to the Borrower of the time and place of any such public sale or sales (which notice the Borrower hereby agrees is reasonable) and with such other notices as may be required by Applicable Law and cannot be waived, and none of the Collateral Agent and the Lenders shall have any liability should the proceeds resulting from a private sale be less than the proceeds realizable from a public sale, and Collateral Agent, on behalf of Secured Parties or any other Person may be the purchaser of all or any portion of the Collateral so sold and thereafter hold the same absolutely, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of the Borrower, any such demand, notice, claim, right or equity being hereby expressly waived and released. At any sale or sales made pursuant to this Article 9, the Collateral Agent, on behalf of the Secured Parties may bid for or purchase, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of the Borrower, any such demand, notice, claim, right or equity being hereby expressly waived and released, any part of or all of the Collateral offered for sale, and may make any payment on account thereof by using any claim for moneys then due and payable to the Collateral Agent and Lenders by the Borrower hereunder as a credit against the purchase price. The Collateral Agent, on behalf of the Secured Parties shall in any such sale make no representations or warranties with respect to the Collateral or any part thereof, and none of the Administrative Agent, the Collateral Agent and the Lenders shall be chargeable with any of the obligations or liabilities of the Borrower. The Borrower hereby agrees (i) that it will indemnify and hold the Collateral Agent and the Lenders harmless from and against any and all claims with respect to the Collateral asserted before the taking of actual possession or control of the relevant Collateral by the Collateral Agent pursuant to this Article 9, or arising out of any act of, or omission to act on the part of, any Person (other than the Collateral Agent or Lenders) prior to such taking of actual possession or control by the Collateral Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of the Borrower or its Affiliates or agents before or after the commencement of such actual possession or control by the Collateral Agent, but excluding therefrom all claims with respect to the Collateral resulting from (x) the gross negligence or willful misconduct of the Collateral Agent or the Lenders or (y) any claims with respect to the Collateral asserted against an indemnified party by the Borrower in which the Borrower is the prevailing party; and (ii) none of the Collateral Agent and the Lenders shall have any liability or obligation to the Borrower arising out of any such claim except for acts of willful misconduct or gross negligence. In any action hereunder, the Collateral Agent shall be entitled if permitted by Applicable Law to the appointment of a receiver without notice, to take possession of all or any portion of the Collateral and to exercise such powers as the court shall confer upon the receiver. Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent and the Lenders shall be entitled to apply, without prior notice to the Borrower, any cash or cash items constituting Collateral in the possession of the Collateral Agent and the Lenders to payment of the Obligations. Notwithstanding the foregoing, in all cases the sale must be performed in a commercially reasonable manner. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) Business Days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.

           SECTION 9.5. Application of Proceeds after Event of Default. Upon the occurrence and during the continuance of an Event of Default, the balances in the Obligor Deposit Account, the Liquidity Reserve Account, the Collection Account(s) or in any other account of the Borrower with a Lender, all other income on the Collateral, and all proceeds from any sale of the Collateral pursuant hereto shall be applied in accordance with Section 3.2 hereof.

           SECTION 9.6. Power of Attorney. Upon the occurrence and during the continuance of an Event of Default which is not waived in writing by the Required Lenders, (a) the Borrower does hereby irrevocably make, constitute and appoint the Collateral Agent or any of its officers or designees its true and lawful attorney in fact with full power in the name of the Collateral Agent, such other Person to receive, open and dispose of all mail addressed to the Borrower, and to endorse any notes, checks, drafts, money orders or other evidences of payment relating to the Collateral that may come into the possession of the Collateral Agent with full power and right to cause the mail of such Persons to be transferred to the Collateral Agent’s own offices or otherwise, and to do any and all other acts necessary or proper to carry out the intent of this Credit Agreement and the grant of the security interests hereunder and under the Fundamental Documents, and the Borrower hereby ratifies and confirms all that the Collateral Agent or its substitutes shall properly do by virtue hereof, and (b) the Borrower does hereby further irrevocably make, constitute and appoint the Collateral Agent or any of its officers or designees its true and lawful attorney in fact in the name of the Collateral Agent or the Borrower (i) to enforce all of the Borrower’s rights under and pursuant to all agreements with respect to the Collateral, all for the sole benefit of the Collateral Agent for the benefit of the Secured Parties as contemplated hereby and under the other Fundamental Documents and to enter into such other agreements as may be necessary or appropriate in the judgment of the Collateral Agent to complete the distribution or exploitation of any Eligible Title which is included in the Collateral, (ii) to enter into and perform such agreements as may be necessary in order to carry out the terms, covenants and conditions of the Fundamental Documents that are required to be observed or performed by the Borrower, (iii) to execute such other and further mortgages, pledges and assignments of the Collateral, and related instruments or agreements, as the Collateral Agent may reasonably require for the purpose of perfecting, protecting, maintaining or enforcing the security interests granted to the Collateral Agent for the benefit of the Secured Parties hereunder and under the other Fundamental Documents, and (iv) to do any and all other things necessary or proper to carry out the intention of this Credit Agreement and the grant of the security interests hereunder and under the other Fundamental Documents. The Borrower hereby ratifies and confirms in advance all that the Collateral Agent as such attorney in fact or its substitutes shall properly do by virtue of this power of attorney.

           SECTION 9.7. Financing Statements, Direct Payments. The Borrower hereby authorizes the Collateral Agent to file UCC financing statements and any amendments thereto or continuations thereof, any Copyright Security Agreement, any Copyright Security Agreement Supplement and any other appropriate security documents or instruments and to give any notices necessary or desirable to perfect the Lien of the Collateral Agent for the benefit of the Secured Parties in the Collateral, in all cases without the signature of the Borrower or to execute such items as attorney in fact for the Borrower; provided, that the Collateral Agent shall provide copies of any such documents or instruments two (2) Business Days in advance of such action to the Borrower. The Borrower further authorizes the Collateral Agent to notify, at the time that any Event of Default shall have occurred and be continuing, any account debtors that all sums payable to the Borrower relating to the Collateral shall be paid directly to the Collateral Agent.

           SECTION 9.8. Further Assurances. Upon the request of the Collateral Agent, the Borrower hereby agrees to duly and promptly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Borrower, such further instruments as may be necessary or proper, in the reasonable judgment of the Collateral Agent, to carry out the provisions and purposes of this Article 9 or to perfect and preserve the Liens of the Collateral Agent (for the benefit of the Secured Parties) hereunder and under the Fundamental Documents in the Collateral or any portion thereof.

           SECTION 9.9. Termination and Release. The security interests granted under this Article 9 shall terminate when all the Obligations have been fully and indefeasibly paid and performed and the Commitments shall have terminated. Upon request by the Borrower (and at the sole expense of the Borrower) after such termination, the Collateral Agent will promptly take all reasonable action and do all things reasonably necessary, including executing UCC termination statements, termination letters to account debtors and copyright and trademark releases, to terminate the security interest granted to it (for the benefit of the Secured Parties) hereunder.

           SECTION 9.10. Remedies Not Exclusive. The remedies conferred upon or reserved to the Collateral Agent in this Article 9 are intended to be in addition to, and not in limitation of, any other remedy or remedies available to the Collateral Agent. Without limiting the generality of the foregoing, the Collateral Agent and the Lenders shall have all rights and remedies of a secured creditor under Article 9 of the UCC and under any other Applicable Law.

           SECTION 9.11. Continuation and Reinstatement. The Borrower further agrees that the security interest granted hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment or any part thereof of any Obligation is rescinded or must otherwise be restored by the Collateral Agent or the Lenders upon the bankruptcy or reorganization of the Borrower or otherwise.

10.      THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

           SECTION 10.1. Authorization and Action of the Collateral Agent. Each of the Lenders hereby appoints and authorizes Wells Fargo as the Collateral Agent hereunder to take such action as Collateral Agent on its behalf and to exercise such powers and discretion under this Agreement and the other Fundamental Documents as are delegated to the Collateral Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto and consistent herewith and the other Fundamental Documents. As to any matters requiring the exercise of discretion by the Collateral Agent, and not expressly requiring the consent of the Lenders, pursuant to the Fundamental Documents (including enforcement of the Fundamental Documents), the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders, as applicable, and such instructions shall be binding upon all Lenders; provided, however, that the Collateral Agent shall not be required to take an action that exposes it to personal liability or that is contrary to the Fundamental Documents or Applicable Law. The Collateral Agent agrees to give to each Lender prompt notice of each notice and copies of all other documents given to it by any party pursuant to the terms of the Fundamental Documents, unless otherwise delivered by another party.

           SECTION 10.2. Authorization and Action of the Administrative Agent. Each of the Lenders hereby appoints and authorizes Merrill Lynch as the Administrative Agent hereunder to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under this Agreement and the other Fundamental Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto and consistent herewith and the other Fundamental Documents. As to any matters requiring the exercise of discretion by the Administrative Agent, and not expressly requiring the consent of the Lenders, pursuant to the Fundamental Documents (including enforcement of the Fundamental Documents), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders; provided, however, that the Administrative Agent shall not be required to take an action that exposes it to personal liability or that is contrary to the Fundamental Documents or Applicable Law. The Administrative Agent agrees to give to each Lender prompt notice of each notice and copies of all other documents given to it by any party pursuant to the terms of the Fundamental Documents.

           SECTION 10.3. Agents’ Reliance, Etc. Neither of the Agents, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by them under or in connection with the Fundamental Documents, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction or, in the case of the Collateral Agent, any material breach of the terms of any Fundamental Document to which it is a party. Without limitation of the generality of the foregoing, each of the Agents: (a) may treat each Lender that made or was deemed to have made a Loan as the holder of the Indebtedness resulting therefrom until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 11.3, and in the case of the Collateral Agent, until it receives notice from the Administrative Agent thereof; (b) may consult with legal counsel (including counsel for any Indemnified Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) does not make any warranty or representation to any Indemnified Party and shall not be responsible to any Indemnified Party for any statements, warranties or representations (whether written or oral) made by any Person other than itself in or in connection with the Fundamental Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Fundamental Document on the part of the Borrower or any other party thereto or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Indemnified Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien or other interest created or purported to be created under or in connection with, any Transaction Document; (f) shall incur no liability under or in respect of any Fundamental Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties; (g) shall have no responsibility concerning the value or validity of the Collateral; and (h) may assume that no Default or Event of Default has occurred and is continuing unless it has, in its capacity as Collateral Agent or Administrative Agent for the Lenders, as applicable, actual knowledge or actual notice to the contrary.

           SECTION 10.4. Agents and Affiliates. With respect to any interest in any Loan held by an Agent, such Agent shall have the same rights and powers under the Fundamental Documents as any other Lender and may exercise the same as though it were not an Agent but a Lender and with respect to any such interest held by an Agent, the term "Lender" shall, unless otherwise expressly indicated, include such Agent in its respective individual capacity. The Agents and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower and/or any of their respective Affiliates and any Person who may do business with or own an interest in any of them, all as if it were not an Agent and without any duty to account therefor to any Lender.

           SECTION 10.5. Lenders Credit Decision. Each of the Lenders acknowledges that it has, independently and without reliance upon the Collateral Agent, the Administrative Agent or any other Lender or any Affiliate thereof and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Collateral Agent, the Administrative Agent or any other Lender or any Affiliate thereof and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Fundamental Documents.

           SECTION 10.6. Successor Collateral Agent. The Collateral Agent may resign as Collateral Agent hereunder at any time by giving not less than thirty (30) Business Days’ prior written notice to the Borrower, the Administrative Agent and the Lenders, such resignation to be effective on the earlier of (i) the appointment and acceptance of a successor Collateral Agent as provided below and (ii) the thirtieth (30th) Business Day following delivery of such notice. Upon the resignation of the Collateral Agent, the Required Lenders shall appoint a financial institution of their choosing as Collateral Agent hereunder. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent and upon the execution and filing or recording of such instruments or notices as may be necessary or desirable, or as the Lenders may reasonably request, in order to continue the perfection of the security interests granted or purported to be granted by the Fundamental Documents, such successor Collateral Agent shall succeed to and become vested with all the rights, powers, discretion, privileges, duties and Obligations of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and Obligations under the Fundamental Documents. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Credit Agreement.

           SECTION 10.7. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent hereunder at any time by giving not less than thirty (30) Business Days’ prior written notice to the Borrower, the Collateral Agent and the Lenders, such resignation to be effective on the earlier of (i) the appointment and acceptance of a successor Administrative Agent as provided below and (ii) the thirtieth (30th) Business Day following delivery of such notice. Upon the resignation of the Administrative Agent, the Required Lenders shall, appoint a financial institution of their choosing as Administrative Agent hereunder. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and upon the execution and filing or recording of such instruments or notices as may be necessary or desirable, or as the Lenders may reasonably request, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges, duties and Obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and Obligations under the Fundamental Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

           SECTION 10.8. Indemnification. The Borrower agrees to indemnify each of the Agents and their respective officers, directors, shareholders and agents for, and to hold each such Person harmless against, any loss, liability or expense (including reasonable attorney’s fees and disbursements) incurred without gross negligence, willful misconduct or bad faith on its part, and not as a result of the breach of any of such Agent’s express duties set forth in this Agreement or any other agreement to which such Agent is a party, including the costs and expenses of defense against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

           SECTION 10.9. Additional Collateral Agent Protective Provisions.

           (a)   The Collateral Agent may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and which in good faith it reasonably believes to be genuine and which has been signed by the proper party or parties. If the Collateral Agent shall at any time receive conflicting instructions from the Borrower and the Required Lenders and the conflict between such instructions cannot be resolved by reference to the terms of this Credit Agreement, the Collateral Agent shall be entitled to rely on the instructions of the Required Lenders.

           (b)   The Collateral Agent may consult counsel satisfactory to it and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

           (c)   The Collateral Agent shall have no duties or responsibilities except those that are specifically set forth herein, and no duties or obligations shall be implied in this Credit Agreement against the Collateral Agent.

           (d)   No provision of this Credit Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur financial liability in the performance of its duties under this Credit Agreement if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity is not reasonably assured to it.

11.     MISCELLANEOUS

           SECTION 11.1. Notices.

           (a)   Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at

8000 Sunset Blvd. Suite B310, West Penthouse Los Angeles, CA 90046 Attn: William Lischak Tel: (323) 337-1024 Fax: (323) 337-1061

(ii) if to the Administrative Agent, to

Merrill Lynch Bank USA Global Asset Based Finance 2 World Financial Center New York, NY 10281 Attn: William Lovett Tel: (212) 236-2561 Fax: (212) 236-2568

(iii) if to the Collateral Agent, to

Wells Fargo Bank, National Association
MAC N9311-161
Sixth Street and Marquette Avenue
Minneapolis, MN 55479
Attn: Corporate Trust Services - Asset Backed Administration
Tel: (612) 316-4795
Fax: (612) 667-3464;

(iv) if to any Lender, to it at its address (or telecopy number) set forth on Schedule III hereto

           (b)   Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

           (c)   Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to all of the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.

           SECTION 11.2. Survival of Representations and Warranties, etc. All warranties, representations and covenants made by the Borrower herein, in any other Fundamental Document or in any certificate or other instrument delivered by it or on its behalf in connection with this Credit Agreement or any other Fundamental Document shall be considered to have been relied upon by the Administrative Agent, the Collateral Agent and the Lenders and, except for any terminations, amendments, modifications or waivers thereof in accordance with the terms hereof, shall survive the making of the Loans herein contemplated and the execution and delivery to the Administrative Agent of the Notes regardless of any investigation made by the Administrative Agent or the Lenders or on their behalf and shall continue in full force and effect so long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the Borrower hereunder.

           SECTION 11.3. Assignment.

           (a)   Each Lender (and each assignee of a Lender) may, upon at least three (3) Business Days’ written notice to the Borrower, the Administrative Agent and the Collateral Agent, assign to an Eligible Assignee all of its rights and obligations under this Credit Agreement and the other Fundamental Documents (including the Loans) by executing and delivering to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance; provided, that no such assignment of a Lender’s obligation to make Loans hereunder shall be in an aggregate principal amount of less than $10,000,000 (other than in the case of an assignment of all of such Lender’s interests under this Credit Agreement), unless otherwise agreed by the Borrower. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and have the rights and obligations of a Lender and an Indemnified Party hereunder and under the other Fundamental Documents and (y) the Lender assignor thereunder shall relinquish its rights and be released from its obligations as a Lender under this Credit Agreement and under the other Fundamental Documents to the extent of the assignment effected by the Assignment and Acceptance (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding the foregoing, this Section 11.3 shall not restrict any assignment by a Lender of its rights and obligations under this Agreement to any Federal Reserve Bank.

           (b)   By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Credit Agreement, or by the Borrower or any Affiliate thereof under any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Collateral Agent, the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement; (v) such assignee appoints and authorizes the Collateral Agent to take such action as collateral agent on its behalf and to exercise such powers under this Credit Agreement as are delegated to the Collateral Agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Credit Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender. No delivered Assignment and Acceptance shall constitute a restatement or other affirmation or update to any representation or warranty of the Borrower.

           (c)   The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of an Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated assignee, simultaneously the old Notes shall be returned by the Administrative Agent to the Borrower marked "canceled", with notice thereof to the Collateral Agent. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

           (d)   Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Collateral Agent.

           (e)   Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and Obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s Obligations under this Credit Agreement (including its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such Obligations, (iii) the Borrower, the Administrative Agent, the Collateral Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and Obligations under this Agreement, and (iv) no participant under any such participation agreement shall have any right to approve any amendment or waiver of any provision of any Fundamental Document, or any consent to any departure by the Borrower or any Person party thereto therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, any Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of any amount hereunder, to the extent subject to such participation.

           SECTION 11.4. Indemnity. The Borrower agrees (a) to indemnify and hold harmless the Administrative Agent, the Collateral Agent and the Lenders and their respective directors, officers, employees and agents (each an "Indemnified Party") (to the full extent permitted by Applicable Law) from and against any and all claims, demands, losses, judgments, damages and liabilities (including liabilities for penalties) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not involving any Lender, the Administrative Agent or the Collateral Agent) related to the entering into and/or performance of any Fundamental Document or the use of the proceeds of any Loans hereunder or the consummation of the transaction contemplated in any Fundamental Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding (i) any such losses, liabilities, claims, damages or expenses of an Indemnified Party to the extent they are found in a final judgment of a court of competent jurisdiction to have been incurred by reason of the gross negligence or willful misconduct of such Indemnified Party and (ii) litigation solely between the Borrower, on the one hand, and the Administrative Agent, the Collateral Agent or the Lenders, on the other hand, in connection with this Credit Agreement or the other Fundamental Documents or in any way relating to the transactions contemplated hereby or thereby if, after final non-appealable judgment of a court of competent jurisdiction, the Administrative Agent, the Collateral Agent or the Lenders are not the prevailing party or parties in such litigation. If any proceeding, including any governmental investigation, shall be instituted involving any Indemnified Party, in respect of which indemnity may be sought against the Borrower, such Indemnified Party shall promptly notify the Borrower in writing. The obligations of the Borrower under this Section 11.4 shall survive the termination of this Credit Agreement, the payment of the Loans and shall inure to the benefit of any Person who was a Lender notwithstanding such Person’s assignment of all its Loans and Commitment hereunder.

If the Borrower shall fail to do any act or thing which it has covenanted to do hereunder or under a Fundamental Document, or any representation or warranty of the Borrower shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach and there shall be added to the Obligations hereunder the cost or expense incurred by the Administrative Agent in so doing, and any and all amounts expended by the Administrative Agent in taking any such action shall be repayable to it upon its demand therefor and shall bear interest at a rate per annum equal to the Default Rate.

           SECTION 11.5. CHOICE OF LAW. THIS CREDIT AGREEMENT AND THE NOTES SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WHICH ARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.

           SECTION 11.6. WAIVER OF JURY. THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE BORROWER HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT OR THE SUBJECT MATTER THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. THE BORROWER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS CREDIT AGREEMENT AND ANY OTHER FUNDAMENTAL DOCUMENT. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.6 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE BORROWER TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

           SECTION 11.7. WAIVER WITH RESPECT TO DAMAGES. THE BORROWER ACKNOWLEDGES THAT NEITHER THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT NOR ANY LENDER HAS ANY FIDUCIARY RELATIONSHIP WITH, OR FIDUCIARY DUTY TO, THE BORROWER ARISING OUT OF OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENT AND THE RELATIONSHIP BETWEEN THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS, ON THE ONE HAND, AND THE BORROWER, ON THE OTHER HAND, IN CONNECTION THEREWITH IS SOLELY THAT OF DEBTOR AND THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS CREDIT AGREEMENT, ANY FUNDAMENTAL DOCUMENT, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

           SECTION 11.8. No Waiver. No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy hereunder, under the Notes or any other Fundamental Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

           SECTION 11.9. Amendments, etc.

           (a)   No modification, amendment or waiver of any provision of this Credit Agreement, and no consent to any departure by the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and acknowledged and agreed to by the Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no such modification, amendment, waiver or consent shall, without the written consent of all Lenders, (i) amend or modify any provision of this Credit Agreement which provides for the unanimous consent or approval of the Lenders, (ii) release any material amount of Collateral (except as contemplated herein), (iii) alter the final scheduled maturity or principal amount of any Loan, or decrease the rate of interest payable thereon, or decrease the rate at which the Commitment Fees accrue, or delay the fixed scheduled maturity of any payment required to be made under this Credit Agreement, (iv) subordinate the Obligations hereunder to other Indebtedness or subordinate the security interests of the Administrative Agent in the Collateral, (v) amend the definition of "Required Lenders" to decrease the percentage of Lenders referred to therein, (vi) materially amend the definition of "Collateral", (vii) amend or modify this Section 11.9(a) and (B) no such modification, amendment, waiver or consent shall increase the Commitment of any Lender without the written consent of such Lender. No such amendment or modification may adversely affect the rights and obligations of the Administrative Agent or the Collateral Agent hereunder without the Administrative Agent or the Collateral Agent’s prior written consent, as applicable. No notice to or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent, and any consent by any holder of such Note shall bind any Person subsequently acquiring such Note, whether or not such Note is so marked.

           (b)   If any Lender (i) requests compensation under Sections 2.8 or 2.10, or (ii) defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort and upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.3), all of its interests, rights and obligations under this Credit Agreement to another Lender or an Eligible Assignee which shall assume such obligations and which accepts such assignment; provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent in their sole and absolute discretion, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts then payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.8 or payments required to be made pursuant to Section 2.10, such assignment will result in a reduction in such compensation or payment on an ongoing basis. No Lender shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

           SECTION 11.10. Severability. Any provision of this Credit Agreement or of the Notes which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

           SECTION 11.11. Headings. Section headings used herein and the Table of Contents are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Credit Agreement.

           SECTION 11.12. Execution in Counterparts. This Credit Agreement may be executed by facsimile or PDF and in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

           SECTION 11.13. USA Patriot Act. Each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

           SECTION 11.14. Entire Agreement. This Credit Agreement (including the Exhibits and Schedules hereto) represents the entire agreement of the parties with regard to the subject matter hereof, and any letters and other documentation entered into or exchanged between any of the parties hereto (other than the Fee Letter) prior to the execution of this Credit Agreement which relate to Loans to be made hereunder shall be superceded and replaced by the terms of this Credit Agreement.

           SECTION 11.15. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Credit Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Credit Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided, that in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[Signature Pages Follow]

           IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and the year first written.

BORROWER: FIRST LOOK SPV LLC By: Name: Title:

COLLATERAL AGENT & SECURITIES INTERMEDIARY: WELLS FARGO BANK NATIONAL ASSOCIATION By: Name: Title:

ADMINISTRATIVE AGENT: MERRILL LYNCH BANK USA By: Name: Title:

LENDER: MERRILL LYNCH BANK USA By: Name: Title: